United States
Securities and Exchange Commission

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.  )

☑ Filed by the Registrant	☐ Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §.240.14a-12

EXPAND ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of Annual Meeting of Shareholders JUNE 5, 2025

Now, more than ever, the world needs affordable, reliable and lower carbon energy. Population growth and increased technological demands have heightened the need for energy access and security to support innovation, societal progress and human well-being. Expanding Energy Access Expand Energy was formed on the belief that U.S. natural gas is best positioned to deliver critical energy to global markets. By successfully completing the merger of two companies and establishing Expand Energy as the U.S.’s largest natural gas producer, we are expanding energy access and accelerating opportunity for all stakeholders. Expand Energy’s scale and strength enable us to respond to volatile market conditions and spend less, giving us a competitive advantage in meeting the world’s evolving energy needs. Our Strategy: Expanding Returns, Expanding Opportunities Delivering on our corporate strategy requires innovative and experienced leadership and effective governance. This starts with our Board of Directors and management team who foster a culture of integrity while executing on Expand Energy’s strategic pillars for shareholder value creation. We pride ourselves on our ability to react to market changes and, when needed, disrupt traditional industry practices. Expand Energy was built to meet growing demand by enhancing margins, reaching more markets and being LNG ready. S&P Dow Jones Indices recently affirmed our strategy and portfolio performance, adding EXE to the S&P 500 in March 2025. Domenic J. “Nick” Dell’Osso, Jr. President, Chief Executive Officer and Director Michael A. Wichterich Chairman of the Board Expanding with Purpose Our enhanced portfolio, resilient balance sheet and flexible production profile position us to effectively navigate price cycles. As market fundamentals continue to improve the outlook for natural gas, we plan to invest approximately $3.0 billion of capital in 2025. This cap-ital spend positions the Company to deliver 7.1 Bcfe per day in 2025 with the option to grow to 7.5 Bcfe per day in 2026 at a time when natural gas supply is anticipated to be constrained. Key to our long-term success is our unwavering commitment to corporate responsibility. Our mission, vision and values help drive our decision-making and enhance our ability to deliver value for all our stakeholders. With this strong foundation, we focus on ensuring adequate energy access for our consumers, minimizing emissions, reducing environmental impact and cultivating a culture where everyone owns safety. While no single organization can solve the global energy security crisis, Expand Energy is devoted to being a catalyst for progress. Our confidence flows from the strength of our team — we have the right people in place who are emboldened by our mission of increasing energy access. By leveraging their expertise, alongside our connected portfolio and resilient financial foundation, we will deliver sus-tained value to our fellow shareholders. Our mission is big, our team is motivated and our portfolio is primed to seize opportunity. We invite your partnership as we grow upon the success of our first year. Attractive, Connected Portfolio Premium rock, returns, runway with access to premium markets Peer-leading Returns Most efficient operator with proven track record of delivering returns to shareholders Resilient Financial Foundation Investment Grade balance sheet provides strategic through-cycle advantages Responsible Stewardship Connecting affordable, reliable and lower carbon energy to markets in need Dear Fellow Shareholders,

2 Expand Energy 2025 Proxy Statement PROPOSAL 1 Election of Directors Page 12 BOARD RECOMMENDATION We are asking shareholders to elect each of the 11 director nominees named in the Proxy Statement. The Board and Nominating and Corporate Governance Committee believe that each nominee has the qualifica-tions, experience and skills necessary to represent shareholder interests through service on the Board. FOR EACH NOMINEE PROPOSAL 2 Advisory Vote to Approve Named Executive Officer Compensation (Say on Pay) for 2024 Page 34 We designed our executive compensation program to attract and retain world-class leaders and align ex-ecutive pay with Company performance and long-term shareholder value. We are seeking a non-binding advisory vote to approve the compensation of our named executive officers (NEOs) as described in this Proxy Statement. We value shareholder input, and the Compensation Committee will consider the outcome of the advisory vote when considering future executive compensation decisions. FOR PROPOSAL 3 Ratification of Appointment of Independent Registered Public Accounting Firm for 2025 Page 66 The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. We believe that retaining PwC is in the best interests of the Company and its shareholders. Accordingly, we are asking shareholders to ratify PwC’s appointment as a matter of sound corporate governance. FOR Notice of 2025 Annual Meeting of Shareholders DATE AND TIME Thursday, June 5, 2025 10:00 a.m. Central Time LOCATION VirtualShareholderMeeting.com/EXE2025 RECORD DATE Monday, April 7, 2025 Annual Meeting of Shareholders Voting Matters At or before the 2025 Annual Meeting of Shareholders (Annual Meeting), we ask that you vote on the following items: Other Business: Shareholders will also transact any other business that properly comes before the meeting. Abstentions and Broker Non-Votes: For Proposal 3, abstentions will not be counted as a vote for or against and no broker non-votes are expected. For all other proposals, abstentions and broker non-votes will not be counted as a vote for or against.

Notice and Roadmap 3 Your Vote is Important Please cast your vote as soon as possible by using one of the following methods: You are invited to attend Expand Energy Corporation’s 2025 Annual Meeting of Shareholders. This Proxy Statement contains important information about the meeting, including how you can make sure your views are represented by voting today. We encourage you to vote promptly, whether or not you are able to attend the Annual Meeting. By Order of the Board of Directors, Chris Lacy Executive Vice President, General Counsel and Corporate Secretary IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF EXPAND ENERGY’S PROXY MATERIALS FOR THE 2025 ANNUAL MEETING This Proxy Statement and our 2024 Annual Report are available at proxyvote.com. VIRTUALLY DURING MEETING To vote your shares during the Annual Meeting, click on the vote button provided on the screen and follow the instructions provided. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the log-in page. VirtualShareholderMeeting.com/EXE2025 INTERNET VIA TABLET OR SMARTPHONE Scan the QR code. You will need the 16-digit number included in your notice, proxy card or voter instruction form. PHONE Call toll-free 800-690-6903. You will need the 16-digit number included in your notice, proxy card or voter instruction form. INTERNET VIA COMPUTER Visit proxyvote.com. You will need the 16-digit number included in your notice, proxy card or voter instruction form. MAIL If you received a paper copy of your proxy materials, send your completed and signed proxy card or voter instruction form using the enclosed postage-paid envelope.

Proxy Statement Highlights

Strategic Pillars

Attractive, Connected Portfolio
Premium rock, returns, runway with access to premium markets

Peer-leading Returns
Most efficient operator with proven track record of delivering returns to shareholders

Resilient Financial Foundation
Investment Grade balance sheet provides strategic through-cycle advantages

Responsible Stewardship
Connecting affordable, reliable and lower carbon energy to markets in need



2024 – 2025 Operational and Financial Highlights

Completed Merger to Create Largest Domestic Natural Gas Producer

~$500mm in Synergies from Merger
Expected annually

Investment Grade Credit Rating
Debut $750mm Investment Grade issuance during 4Q24, setting record spread for energy rising star (+132 bps to 10-year Treasury)

4Q24 Beat with Net Production of ~6.41 Bcfe/d

~$1bn of Adj. EBITDAX[(a)] and ~$600mm of Capex

Enhanced Capital Returns Framework
Tranche 1: Base Dividend

Tranche 2: $500mm of net debt reduction

Tranche 3: 75% remaining FCF to buybacks / variable dividends, 25% to cash on hand

Authorized $1bn Share Repurchase Program
To be deployed within returns framework

(a) Adjusted EBITDAX is a non-GAAP financial measure, see Appendix for more information and a reconciliation to the most directly comparable GAAP financial measure.

4 › Expand Energy 2025 Proxy Statement

Highlights 5 We embrace a lower carbon future as a safe operator and dedicated community partner. That’s why we are constantly innovating across all aspects of our business, challenging the status quo and driving solutions to make us stronger and more competitive. As we continue to improve our sustainability performance, we invest capital in sustainability-related projects that: 2024 Sustainability Progress Our employees work every day to expand energy access by producing the affordable, reliable and lower carbon energy the world needs. We reflect our core value of stewardship as we take responsibility for the natural resources and communities impacted by our operations. Expand Energy firmly embraces a lower carbon future, playing our part as we strive to achieve net zero Scope 1 and 2 GHG emissions by 2035. Highlights for 2024 include: Target and replace high-emission sources Materially reduce emissions and have the potential for revenue generation Supportive of improving shareholder returns Drive lower end-user costs 100% RSG Maintaining our portfolio as 100% certified responsibly sourced gas (RSG); includes transitioning all legacy assets under the same third-party standards: MiQ (methane) EO100™ (environmental and social) Joining OGMP Advancing our commitment to transparency and enhanced disclosures by joining the Oil & Gas Methane Partnership (OGMP) 2.0: The flagship oil and gas reporting and mitigation program of the United Nations Environment Programme The only comprehensive, measurement-based international reporting framework for the sector Own Safety, Lead Safety Prioritizing our safety-first culture challenging our team daily to ‘Own Safety, Lead Safety’ For more information on Expand Energy’s sustainability progress, initiatives and reporting, please visit expandenergy.com/sustainability.

Sustainability Initiatives

As we developed Expand Energy's sustainability program, we started with a series of fundamentals to root our decision-making and tie sustainability performance to business strategy. We share these fundamentals below, as well as some key activities that actualize on these commitments.

FUNDAMENTALS	KEY ACTIONS	
Ensure a safe and inclusive workplace, promoting collaboration and innovation	• Launched 'Own Safety, Lead Safety' initiative • Adopting serious incidents and fatalities (SIF) framework for incident reporting and analysis • Implementing the Safe and Compliant Operations Policy	**SIF** Framework adopted
Take meaningful action to support community well-being	• Accessible community engagement through dedicated, local teams and in-person meetings in our communities • Targeted community support through volunteerism and corporate philanthropy • Human rights policy defines standards for our operations and supply chain management; upholds UN's Guiding Principles on Business and Human Rights	
Implement environmentally sound operations that mitigate impact and protect ecosystems	• Comprehensive site assessment procedures and practices; identifying any environmentally sensitive receptor or cultural resource within the location's proposed limit of disturbance • Contained more than 99% of all fluids handled, including Southwestern volumes • Recycled 100% of the produced water generated in Northeast Appalachia in addition to recycling produced water from other operators in the Marcellus • Remote surveillance capabilities installed across our operating areas allow us to remotely monitor our well pads and other facilities improving environmental protection	**99%** Fluids contained
Minimize emissions in support of delivering lower carbon energy to sustain economic progress	• Committed to net zero Scope 1 and 2 GHG emissions by 2035 • Robust leak detection, repair and monitoring programs; includes fixed methane sensors, aerial flyovers and optical gas and imaging inspections • Joined OGMP 2.0 for methane emissions reporting	**>5,300** Methane sensors deployed
Provide transparent and measurable information encouraging accountability	• Transparent, sustainability-related disclosures including reporting metrics across multiple industry and other voluntary frameworks • Inaugural sustainability report to publish in 2025 • 2024 AIP payouts capped target for all performance metrics if failing to achieve environmental and safety performance thresholds • Executive compensation program promotes environmental and safety performance • Code of Business Conduct defines ethical standards and responsibilities for all employees	

6 ❯ Expand Energy 2025 Proxy Statement

Highlights 7 2024 Corporate Governance Highlights Expand Energy’s long-term strategy is underpinned by a robust corporate governance framework designed to drive accountability, strategic oversight, and efficient resource management that our shareholders can depend on. Highlights of our 2024 year in gover-nance include the following: Corporate Governance Principles The Board adopted Corporate Governance Principles which reflect its commitment to having a well-rounded mix of back-grounds, skills and tenure, and ensuring our directors and officers are able to dedicate sufficient time and attention to their responsibilities to the Company and its shareholders. Integration Our Board and Integration and Transformation Committee guided the Company through the Southwestern merger (the Merger) and oversaw the successful and efficient integration of two storied companies, resulting in a world-class team and cohesive Company culture. Marketing and Commercial Transformation We created a Marketing and Commercial Committee to bolster Expand Energy’s marketing and commercial transformation and oversee our marketing and risk management strategies, policies and activities. In 2024, the Board appointed 4 new directors who bring a distinct mix of skills and experiences that will enhance its capabilities and advance Expand Energy’s strategy of creating sustainable shareholder value. 22% 36% of director nominees are gender, racially, ethnically or nationality diverse MARCH 24, 2025 “EXE Joins S&P 500”

8 Expand Energy 2025 Proxy Statement ONLINE ACCESS You will need the 16-digit control number printed in the box marked by the arrow on your proxy card to enter the Annual Meeting. We recommend that you log in at least 15 minutes before the meeting to ensure you are logged in when the meeting starts. DATE AND TIME Thursday, June 5, 2025 / 10:00 a.m. Central Time LOCATION VirtualShareholderMeeting.com/EXE2025 When and where is the Annual Meeting? How do I attend the Annual Meeting? Who is entitled to vote? You may vote at the Annual Meeting, and any adjournment or postponement thereof, if you were a holder of record of Expand Energy com-mon stock as of the close of business on April 7, 2025, the record date for the Annual Meeting. Each share of Expand Energy common stock is entitled to one vote at the Annual Meeting. On the record date, there were 237,974,082 shares of common stock issued and out-standing and entitled to vote at the Annual Meeting. There are no cumulative voting rights associated with Expand Energy common stock. How many votes do I get? One vote for each director nominee and one vote on each proposal for each share you hold as of April 7, 2025. How do I vote? There are 5 ways to vote: Voting and Meeting Information VIRTUALLY DURING MEETING To vote your shares during the Annual Meeting, click on the vote button provided on the screen and follow the instructions provided. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the log-in page. VirtualShareholderMeeting.com/EXE2025 INTERNET VIA TABLET OR SMARTPHONE Scan the QR code. You will need the 16-digit number included in your notice, proxy card or voter instruction form. PHONE Call toll-free 800-690-6903. You will need the 16-digit number included in your notice, proxy card or voter instruction form. INTERNET VIA COMPUTER Visit proxyvote.com. You will need the 16-digit number included in your notice, proxy card or voter instruction form. MAIL If you received a paper copy of your proxy materials, send your completed and signed proxy card or voter instruction form using the enclosed postage-paid envelope.

Voting and Meeting Information 9 What proposals will be voted on? What are the voting standards and how does the Board recommend that I vote? VOTING ITEM Board Recommendation Voting Standard Treatment of Abstentions and Broker Non-Votes(b) Proposal 1. Election of Directors FOR EACH NOMINEE Majority of votes cast(a) No effect MANAGEMENT PROPOSALS Proposal 2. Advisory Vote to Approve Named Executive Officer Compensation for 2024(c) FOR Plurality of votes cast No effect Proposal 3. Ratification of Appointment of Independent Registered Public Accounting Firm (a) We have a majority-vote standard for the election of directors: Our Bylaws provide for a majority-vote standard for the un-contested election of directors. If a non-incumbent director nominee receives a greater number of votes AGAINST than FOR that nominee’s election, the nominee will not be elected. Further, if the number of votes AGAINST exceeds the number of votes FOR an incumbent director nominee, the nominee must promptly comply with the resignation procedures outlined in our Corporate Governance Principles. Abstentions and broker non-votes are not counted as votes either FOR or AGAINST the director. (b) Broker Non-Votes: If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under applicable Nasdaq Stock Market (Nasdaq) rules, such organization may generally vote at its discretion on “routine” matters, but cannot vote on “non-routine” matters. In such cases, the organization will inform the election inspector that it does not have the authority to vote your shares on such matter. This is referred to as a “broker non-vote.” Routine Matters: Proposal 3 regarding the ratification of PwC’s appointment as the Company’s independent registered public accounting firm is the only routine matter on which brokers, banks or other nominees may vote at their discretion. Therefore, no broker non-votes are expected in connection with Proposal 3. Non-Routine Matters: Each of the other proposals, including Proposal 1 regarding the election of directors and Proposal 2 regard-ing the advisory vote to approve NEO compensation, are non-routine under applicable Nasdaq rules. Without specific instructions, brokers, banks or other nominees cannot vote on these proposals, which may result in broker non-votes. (c) Advisory Votes: Your vote on Proposal 2 is “advisory” and therefore is not binding. However, our Compensation Committee and Board will carefully consider the outcome of the vote when reviewing future compensation arrangements for our NEOs.

10 Expand Energy 2025 Proxy Statement How many votes must be present to hold the Annual Meeting? A majority of the shares of the common stock entitled to vote must be present online or by proxy at the Annual Meeting to constitute a quorum and to transact business. Your shares will be counted as present at the Annual Meeting if you properly submit a proxy via inter-net, telephone or mail, or if you join the virtual Annual Meeting. Abstentions and broker non-votes, if any, will be counted for purposes of establishing a quorum at the Annual Meeting. Who is soliciting my vote and how is it being solicited? Our Board is soliciting your proxy to vote your shares at the Annual Meeting. We are delivering proxy materials to shareholders primarily through the “notice and access” method. On or around April 25, 2025, we mailed a Notice of Internet Availability of Proxy Materials to shareholders who have not opted for email or paper delivery, which provides instructions on how to: • View our proxy materials online • Request a printed copy of the proxy materials at no charge • Instruct us on how you would like to receive future proxy materials We also emailed or mailed printed proxy materials to shareholders who previously requested electronic or paper delivery, respectively. We encourage shareholders to support our cost-reduction and sustainability efforts by accessing our proxy materials online or opting for electronic delivery. Who is paying for this proxy solicitation? The Company will bear all costs associated with soliciting proxies, including reimbursement of reasonable expenses incurred by brokers, dealers, banks and voting trustees, or their nominees in forwarding proxies to beneficial owners. We have engaged Alliance Advisors to assist in the solicitation for a fee of $22,000, plus distribution costs and expenses. Additionally, our proxy solicitor and certain of our directors, officers and employees may solicit proxies without additional compensation. What is the difference between a shareholder of record and a beneficial owner of shares held in street name? What happens if other matters are properly presented at the Annual Meeting? We are not aware of any other proposals to be submitted to shareholders at the Annual Meeting. However, if any matter not described in this Proxy Statement is properly presented for a vote at the meeting, the persons named on the proxy form may vote in accordance with their judgment. Discretionary authority to vote on other matters is included in the proxy. How You Hold Shares How You Receive Proxy Materials How Your Vote Works Record Holder Your shares are registered directly in your name with our transfer agent, EQ Shareowner Services. Directly from the Company You instruct the Company on how to vote your shares Beneficial Owner (holder in street name) Your shares are held indirectly through an account at a brokerage or other institutional account. From your broker, bank or other nominee You instruct your nominee on how to vote your shares, which in turn instructs the Company on how to vote your shares. (See discussion of “broker non-votes” on page 9).

Voting and Meeting Information 11 What happens if a director nominee is unable to serve? We do not know of any reason why any director nominee would be unable to serve. If any nominee is unable to serve, the Board can either nominate a different individual or reduce the Board’s size. If the Board nominates a different individual, the shares represented by all valid proxies will be voted for that nominee. Does the Board attend the Annual Meeting? Yes. Pursuant to our Corporate Governance Principles, directors are expected to attend the Annual Meeting. All of our then directors attended the 2024 Annual Meeting. Can I change my vote or revoke my proxy? Yes. You may revoke your proxy and change your vote at any time before votes are taken at the Annual Meeting by delivering a later dated proxy (by one of the methods described above), by sending a written notice of revocation to the Secretary of the Company, or by voting during the Annual Meeting. Your written notice of revocation can be delivered to the Company’s Secretary at P.O. Box 18496, Oklahoma City, Oklahoma 73154 prior to the Annual Meeting. Who will serve as the inspector of election and count the votes? A representative of Broadridge Financial Solutions, Inc. will serve as the inspector of election and count the votes. Is my vote confidential? Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except: (i) as necessary to meet applicable legal requirements or to assert or defend claims for or against the Company; (ii) to allow for the tabulation and certification of votes; and (iii) to facilitate successful proxy solicitation efforts. Why did my household receive a single set of proxy materials? How can I request an additional copy of the proxy materials and Annual Report? In accordance with SEC rules, we send a single Notice, Proxy Statement and Annual Report to shareholders sharing the same last name and address. This procedure, called “householding,” benefits the Company and its shareholders by minimizing printing and mailing costs and the environmental impact of our annual meetings. If you are a shareholder of record and would like to receive a separate copy of a proxy statement or annual report, either now or in the future, or if you would like to request householding, please contact us: If you are a beneficial holder and would like additional copies of the proxy materials or would like to request householding, please contact your bank, broker or other nominee. All shareholders can find our Proxy Statement, Annual Report on Form 10-K and other SEC filings on our investor website at investors. expandenergy.com/financial-information/sec-filings or on the SEC’s website at sec.gov. Where can I find the voting results of the Annual Meeting? We will report the final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting. It will be available on our website at investors.expandenergy.com/financial-information/sec-filings and on the SEC’s website at sec.gov. EMAIL ir@expandenergy.com MAIL Expand Energy Corporation Investor Relations P.O. Box 18496 Oklahoma City, Oklahoma 73154 PHONE 405-935-8870

12 Expand Energy 2025 Proxy Statement Your Board recommends a vote FOR the election of each nominee. Proposal 1: Election of Directors At the 2025 Annual Meeting, shareholders are being asked to elect 11 directors to hold office until the next annual meeting or until their successors are duly elected and qualified. All nominees are proposed by the Board, upon the recommendation of the Nominating and Corporate Governance Committee (Nominating Committee). Each nominee currently serves as a director of the Company. The Board and the Nominating Committee believe that each of the director nominees have substantial business, financial, environ-mental, marketing and commercial and E&P industry expertise and experience that align with the Company’s long-term strategy. Voting for Directors At the Annual Meeting, proxies can be voted only with respect to the 11 nominees named in this Proxy Statement. If a nominee is unable or declines to serve as a director, the proxy holders may vote for any nominee designated by the Board to fill the vacancy. Our Bylaws provide for a minimum of 3 and a maximum of 11 directors, each serving a one-year term and holding office until a succes-sor is elected and qualified or until the director’s earlier resignation or removal. Our Board currently has 11 members. The Company’s Bylaws provide that, if any incumbent director or any non-incumbent nominee receives a greater number of votes AGAINST than FOR his or her election, the non-incumbent nominee will not be elected, and the incumbent director must comply with the resignation procedures set forth in the Company’s Corporate Governance Principles. 2025 Director Nominees DOMENIC J. (“NICK”) DELL’OSSO, JR. Director Age: 48 Director since October 2021 Committees: None Other Public Boards: Transocean Ltd. (NYSE: RIG) Education: MBA, University of Texas; BA Economics, Boston College Career Highlights • President, CEO and Director of the Company since October 2021 • EVP and CFO of the Company (2010 – 2021) • VP – Finance and CFO of Chesapeake Midstream Development LP (2008 – 2010) • Investment banker with Jefferies & Co. (2006 – 2008) and Banc of America Securities (2004 – 2006) • Former director at FTS International, Inc.; Access Midstream/Williams Midstream Partners, L.P.; FracTech International, LLC; and Sundrop Fuels, Inc. • Non-profit organization directorships at Cristo Rey OKC and United Way of Central Oklahoma Director Skills and Qualifications Mr. Dell’Osso contributes a depth of financial, corporate development, marketing and commercial expertise, as well unique insights into the Company’s operations and strategy from his years as a Company executive.

Governance 13 BENJAMIN C. DUSTER, IV Independent Director Age: 64 Director since February 2021 Committees: Audit; Compensation Other Public Boards: Weatherford International plc (Nasdaq: WFRD) Education: JD, Harvard Law School; MBA, Harvard Business School; BA Economics, Yale University Career Highlights • Founder and CEO of Cormorant IV Corporation, LLC (2014 – Present) • CFO of Mobile Tech, Inc. (2022 – Present) • CEO of CenterLight Health System, Inc. (2016 – 2018) • Co-Founder of Watermark Advisors, LLC (2002 – 2015) • Various investment banking positions with Wachovia Securities, Inc. (now Wells Fargo) (1997 – 2001) and Salomon Brothers, Inc. (now CitiGroup Inc.) (1985 – 1997) • Director at Cardone Industries, Inc. • Director at The 1921 Institute • Former director at Republic First Bancorp, Inc. (Nasdaq: FRBK); Diamond Offshore Drilling, Inc. (NYSE: DO); Alaska Communica-tions Systems Group, Inc. (Nasdaq: ALSK); RCN Corporation (Nasdaq: RCN); Multi-Fineline Electronics (Nasdaq: MFLX); Netia, S.A. (Warsaw Stock Exchange: NET); WBL Corporation Ltd. (Singapore Stock Exchange: WBL); and Algoma Steel Inc. (Toronto Stock Exchange: AGA) Director Skills and Qualifications Mr. Duster is a seasoned executive and strategist with over 30 years of operational, financial and organizational experience across multiple sectors. As a current and former director of a variety of public and private companies, he brings significant financial expertise and corporate governance experience to the Board. TIMOTHY S. DUNCAN Independent Director Age: 52 Director since February 2021 Committees: Compensation; Environmental and Social Governance; Nominating and Corporate Governance Other Public Boards: None Education: MBA, University of Houston; BS Petroleum Engineering, Mississippi State University Career Highlights • Founder, CEO, President and Director of Talos Energy Inc. (NYSE: TALO) (2012 – 2024) • Founder and SVP of Business Development at Phoenix Exploration Company, LP (2006 – 2012) • Manager of Reservoir Engineering and Evaluations at Gryphon Exploration Company (2000 – 2005) • Various reservoir engineering and portfolio evaluation roles for Amerada Hess Corporation, Zilkha Energy Company and Pennzoil E&P Company (1995 – 2000) • Chairman (2022) and Vice Chairman (2021) of the National Ocean Industries Association (NOIA) • Member of Foundation Board and College of Engineering Dean’s Advisory Council at Mississippi State University Director Skills and Qualifications As a founder of multiple E&P businesses, and former CEO of a public company, Mr. Duncan brings extensive industry leadership, entre-preneurship and corporate development experience to the Board. His background in petroleum engineering and significant operational experience are also valuable assets to the Company.

14 Expand Energy 2025 Proxy Statement MATTHEW M. GALLAGHER Lead Independent Director Age: 42 Director since February 2021 Committees: Audit; Nominating and Corporate Governance (Chair) Other Public Boards: None Education: BS Petroleum Engineering, Colorado School of Mines Career Highlights • President and CEO of Greenlake Energy, LLC (2021 – Present) and Venture Partner at NGP Energy Capital, LLC (2021 – Present) • President and CEO (2019 – 2021); President and COO (2017 – 2019); VP and COO, (2014 – 2017); and Various senior management and engineering positions (2010 – 2014) at Parsley Energy Inc. • Various engineering and management positions at Pioneer Natural Resources (2005 – 2010) • Director at Workrise (2024 – Present) • Former Director at Parsley Energy Inc.; Pioneer Natural Resources Company; and Tap Rock Resources, LLC Director Skills and Qualifications As CEO of multiple public and private E&P companies, Mr. Gallagher brings significant technical, strategic and organizational experi-ence to Expand Energy’s Board. Mr. Gallagher also adds a wealth of public and private corporate governance experience. SARAH A. EMERSON Independent Director Age: 63 Director since February 2021 Committees: Environmental and Social Governance (Chair); Marketing and Commercial Other Public Boards: None Education: BA Government, Cornell University; MA, Johns Hopkins University Nitze School of Advanced International Studies Career Highlights • President of Energy Security Analysis, Inc. (2009 – Present) • Managing Principal at ESAI Energy, LLC (2009 – Present) • Various research and consulting positions at Energy Security Analysis, Inc. (1986 – 2009) • Senior Associate at Center for Strategic and International Studies (CSIS) • Senior Fellow at Harvard University, Kennedy School • Board member at Anbaric Development Partners • Adjunct Professor at The Fletcher School of Global Affairs at Tufts University Director Skills and Qualifications Ms. Emerson contributes a wealth of expertise in energy market analysis, forecasting and strategy to the Board, built on her experience as a leading consultant in the petroleum, alternative fuels and electricity spaces. Her academic and policymaking experience also provide invaluable insights to the Board.

Governance 15 S.P. “CHIP” JOHNSON, IV Independent Director Age: 69 Director since October 2024 Committees: Compensation; Nominating and Corporate Governance Other Public Boards: None Education: BS Mechanical Engineering, University of Colorado Career Highlights • Co-Founder, President and CEO of Carrizo Oil & Gas until its merger with Callon Petroleum in December 2019 • Director at Southwestern Energy Company (2020 – 2024) • Director at Callon Petroleum (2019 – 2022) • Director at Basic Energy Services (2001 – 2016) • Director at Pinnacle Gas Resources (2003 – 2011) • Director at SEARCH Homeless Services (non-profit) Director Skills and Qualifications Mr. Johnson has over 40 years of experience in oil and gas exploration and production and is a former President and CEO of a publicly traded company. Mr. Johnson’s extensive leadership, risk management, strategy and corporate governance experience are valuable assets to the Board. JOHN D. GASS Independent Director Age: 73 Director since October 2024 Committees: Environmental and Social Governance; Nominating and Corporate Governance Other Public Boards: None Education: MS Civil Engineering, Tulane University; BS Civil Engineering, Vanderbilt University Career Highlights • Chevron Corporation (1974 – 2012); Former roles include VP of Chevron Corporation and President of Chevron Gas and Midstream • Director at Southwestern Energy Company (2012 – 2024) • Director at Suncor Energy Inc. (2014 – 2022) • Director at Weatherford International, Ltd. (2013 – 2019) • Former director of Sasol Chevron Holdings Ltd. and GS Caltex Director Skills and Qualifications Mr. Gass’ decades-long experience in the domestic and global E&P industries, brings valuable insights into the management of capital intensive, cyclical commodity businesses and extensive corporate governance and executive compensation leadership experience. Mr. Gass also brings strong environmental and safety skills and perspectives to the Board, including implementation of best practices.

16 Expand Energy 2025 Proxy Statement SHAMEEK KONAR Independent Director Age: 55 Director since October 2024 Committees: Marketing and Commercial (Chair) Other Public Boards: None Education: Ph.D. Economics and Finance, Vanderbilt University; BA Economics and Mathematics, St. Stephen’s College Career Highlights • Partner and Head of Energy, Ara Energy Decarbonization, a private equity fund focused on the acquisition, operations and decarbonization of conventional energy assets (2024 – Present) • CEO at Pilot Company (2021 – 2023); Chief Strategy Officer at Pilot Company (2017 – 2020) • Chief Investment Officer, Global Head of Business Development at Castleton Commodities International (CCI) (2015 – 2017) • Chief Investment Officer and member of the Management Committee of Mercuria Energy Group (2012 – 2015) • Managing Director, Co-Head of Global Commodities and Principal Investing at Goldman Sachs Group (2009 – 2012) • Director at Southwestern Energy Company (2023 – 2024) • Senior management roles at Constellation Energy (2003 – 2009) and Accenture (2001 – 2003) • Adjunct Professor at University of Tennessee, Knoxville Director Skills and Qualifications Having held senior leadership roles at public and private companies in the transportation, commodity trading and investment sectors, Mr. Konar contributes a wealth of global energy and commodities expertise to the Board. He also has strong operational and strategic experience. CATHERINE A. KEHR Independent Director Age: 62 Director since October 2024 Committees: Audit (Chair); Marketing and Commercial Other Public Boards: None Education: MBA, The Wharton School, University of Pennsylvania; BA, Yale University Career Highlights • Retired SVP and Director of Capital Research Company, a division of The Capital Group • Director at Southwestern Energy Company (2011 – 2024) • Ranked by Reuters survey among top 10 U.S. portfolio managers in 2002 • Formerly with Atlantic Richfield Company and Payden & Rygel Investment Management • Former director at California Resources Corporation (2015 – 2017) and Bank of Jackson Hole Director Skills and Qualifications Ms. Kehr adds a wealth of financial acumen from her career as a portfolio manager specializing in global energy equities and high-yield debt at a major fund manager. She brings a deep understanding of financial analysis, commodity cycles and capital markets, as well as an investor perspective, to the Board. Ms. Kehr also has strong corporate governance and compensation experience from her previous service as a director of other E&P companies.

Governance 17 MICHAEL A. WICHTERICH Chairman of the Board Age: 58 Director since February 2021 Committees: None Other Public Boards: None Education: BBA Accounting, University of Texas Career Highlights • Founder, CEO and Chairman of Three Rivers Operating Company LLC (2009 – Present) • Executive Chairman (October 2021 – December 2022) and Interim CEO (April – October 2021) of the Company • Co-Founder of Firstelement Exploration (2024 – Present) • CFO of Texas American Resources Company (2006 – 2009) • CFO of New Braunfels Utilities (2004 – 2005) • CFO of Mariner Energy, Inc. (1998 – 2003) • Former director at Extraction Oil & Gas, Inc. (Nasdaq: XOG); Bruin E&P Operating, LLC; Grizzly Energy, LLC; Sabine Oil & Gas Corporation; and USA Compression Partners, LP Director Skills and Qualifications Mr. Wichterich brings extensive leadership, financial, and operational expertise to his role as Chairman. Through executive and director roles at several private and public energy companies, he has gained substantial industry, strategic and corporate governance experi-ence which has proved instrumental to his service to the Company. BRIAN STECK Independent Director Age: 58 Director since February 2021 Committees: Compensation (Chair); Integration and Transformation (Chair); Environmental and Social Governance; Marketing and Commercial Other Public Boards: None Education: BS Engineering, University of Illinois at Urbana-Champaign Career Highlights • Co-Founder and CEO at WhiteOwl Energy LLC (2022 – Present) • Partner at Mangrove Partners (2011 – 2020) • Founder and Managing Member at The Laurel Group, LLC (2009 – 2011) • Head of U.S. Equities at Tisbury Capital (2006 – 2008) • Partner at K Capital LLC (2000 – 2005) • Global Co-Head of Equity Hedge Fund Coverage and various equity derivative and risk management positions at UBS Group AG (NYSE: UBS) and predecessor entities (1990 – 2000) • Former director at Civitas Resources, Inc. (NYSE: CIVI) (formerly known as Bonanza Creek Energy, Inc. (NYSE: BCEI)); California Resources Corporation (NYSE: CRC); and Penn Virginial Corporation (Nasdaq: PVAC) Director Skills and Qualifications Mr. Steck brings significant finance and capital markets expertise to the Board, having held senior roles at multiple investment firms. As a former director of multiple public E&P companies, he also provides invaluable corporate governance and executive compensa-tion experience.

18 Expand Energy 2025 Proxy Statement Governance Board Composition We are committed to maintaining a Board that strikes the right balance between seasoned and fresh perspectives, and reflects the diversity of skills, backgrounds and experiences we deem crucial to the effective oversight of our sophisticated and evolving business. Board Participation Consistent with our Corporate Governance Principles, all of our directors dedicate the time, energy and attention needed to ensure the diligent performance of their duties, including by preparing for and attending shareholder and committee meetings. In 2024, our directors had near perfect attendance. Information and reports regarding the committees of the Board begin on page 28. 97% 100% BOARD AND COMMITTEE MEETING ATTENDANCE ANNUAL MEETING ATTENDANCE 9 24 BOARD MEETINGS COMMITTEE MEETINGS TENURE 100% 5 years or less 2.9 Average tenure (years) AGE 58.5 Average age BOARD REFRESHMENT 4 New Directors in 2024 Gass, Johnson, Kehr, Konar BOARD AND COMMITTEE DIVERSITY 3 of 5 Committee Chairs 36% of director nominees are gender, racially, ethnically or nationality diverse 18% female 18% racially, ethnically or nationality diverse INDEPENDENCE 9 Independent Directors 100% Independent committees

Director Balance and Background

Our Board consists of 11 well-rounded and proven leaders with relevant experience across multiple disciplines and industries. The Nominating Committee and Board understand that an array of talents and perspectives in the boardroom fosters innovation, critical thinking and elevated discussion. Accordingly, in reviewing potential director candidates, our Nominating Committee targets the skills and qualities necessary to guide our evolving Company in the execution of its long-term strategy.

	Dell'Osso	Duncan	Duster	Emerson	Gallagher	Gass	Johnson	Kehr	Konar	Steck	Wichterich	Total Skills By Category	% By Category
CEO OR BOARD CHAIR EXPERIENCE Leading the management or oversight of a company provides unique insights into the Company's performance, long-term strategy, shareholder interests, corporate governance and risk management.	•	•	•		•		•	•	•	•	•	9	82%
ENERGY INDUSTRY EXPERIENCE Understanding the unique challenges and opportunities of E&P and adjacent businesses provides crucial capabilities for assessing strategic priorities, operational plans and associated risks.	•	•	•	•	•	•	•	•	•	•	•	11	100%
MARKETING, TRADING AND TRANSPORTATION Significant experience in domestic and global commodity markets adds valuable perspective related to the Company's marketing, commercial and risk management strategies.	•			•		•	•	•	•	•		7	64%
INTERNATIONAL As we endeavor to reach more international markets and engage with a broader group of counterparties, we value international operational and transactional experience.		•	•	•		•	•	•		•		7	64%
MANAGEMENT OF LARGE OR COMPLEX ORGANIZATIONS Experience managing larger, more sophisticated organizations provides perspective regarding best practices as the Company's scale increases.	•	•			•	•	•		•	•	•	8	73%
FINANCE AND INVESTMENTS Experience in financial reporting, accounting and capital markets relative to a public company of our scale promotes effective capital allocation and robust oversight.	•	•	•		•			•	•	•	•	8	73%
STRATEGIC TRANSACTIONS Expertise in mergers, acquisitions and other strategic transactions of varying size and scope provides valuable insights in guiding the Company's strategic priorities.	•	•	•	•	•	•	•	•	•	•	•	11	100%
HSER AND SUSTAINABILITY Experience in relevant health, safety and environmental regulations and best practices ensures proper oversight of risks faced by the Company, its workforce and the communities in which it operates.	•	•		•	•	•	•			•		7	64%
ENTERPRISE RISK MANAGEMENT Experience in effectively identifying, assessing and managing a broad set of risks can help the Board appreciate, anticipate and better oversee the Company's risk management programs.	•	•	•		•	•	•			•		7	64%
HUMAN CAPITAL MANAGEMENT Our people are our most valuable asset. Experience in managing and developing talented workforces adds valuable perspective to the Board's guidance on matters concerning Company culture and employee compensation and benefits.	•	•	•	•		•	•				•	7	64%
CORPORATE GOVERNANCE Experience on other public company boards helps the Board implement best practices and better navigate governance issues.	•	•	•		•	•	•	•		•	•	9	82%
CYBERSECURITY OVERSIGHT AND TECHNOLOGY Meaningful experience overseeing information security enables our Board to anticipate and address privacy and cybersecurity risks.	•	•	•		•			•				5	45%

Governance ❯ 19

How We Oversee and Manage Enterprise Risk

The Board has primary responsibility for overseeing the identification and proper management of risks to Expand Energy's business. While each committee oversees risks directly in its areas of expertise, the Board retains primary oversight over the Company's enterprise risks, such as those related to commodity price volatility, safety and sustainability. This allows the full Board to evaluate the Company's major risks and refine the Company's strategy in light of such risks. The Board regularly assesses and monitors our risk management processes.

BOARD OF DIRECTORS: OVERSEES MAJOR RISKS		
• Capital budget • Reserves and resource development • Asset integrity	• Financial strength and liquidity • Capital markets transactions • Safety and sustainability issues	• Succession planning • Strategic transactions • Enterprise risk management

Audit Committee	Compensation Committee	Environmental and Social Governance Committee	Marketing and Commercial Committee	Nominating and Corporate Governance Committee
• Financial statements and reporting • Enterprise risk management • Independent auditor • Legal/regulatory compliance • Internal audit • Hotline monitoring • Code of Business Conduct • Cybersecurity • Related party transactions and conflicts	• Compensation programs designed to: – Promote responsible business decisions – Align with shareholder interests – Deter excessive risk taking • Executive and employee retention and development	• Sustainability related risks • Corporate sustainability report • Regulatory trends and compliance • Scientific and technological developments • Environmental performance • Health and safety incidents • Human capital management	• Marketing, commercial and risk management strategies, policies and controls • Marketing and transportation portfolio • Hedging and risk management • Market fundamentals and developments	• Board composition • Director independence • Leadership structure • Succession planning • Corporate governance policies and procedures • Shareholder engagement • Political spending and lobbying oversight

MANAGEMENT OVERSIGHT			
Financial Risk	**Legal/Compliance Risk**	**Strategic and Operational Risks**	
Corporate Accounting, Treasury and Internal Audit Departments	**Legal and Compliance Departments**	**HSER, Sustainability, IT and Operations Departments**	**Executive Committee and Operations Department**
Principal responsibility for monitoring financial risks, including financial reporting, internal control matters, insurance, liquidity, debt management, commodity and interest rate hedging and credit ratings	Principal responsibility for maintaining and monitoring compliance with all corporate policies and procedures, as well as legal and regulatory matters	Oversee and monitor compliance efforts related to safety and sustainability risks, data governance, information systems and cybersecurity threats	Oversee and monitor strategic and operational risks affecting all aspects of our business

For more information about specific risks facing the Company, see the "Risk Factors" section of our 2024 Annual Report on Form 10-K.

20 › Expand Energy 2025 Proxy Statement

Governance 21 BOARD AND AUDIT COMMITTEE CHIEF INFORMATION OFFICER IT CYBERSECURITY TEAM • Oversees IT policies, standards and procedures governing cybersecurity program • Receives at least semiannual reports on cybersecurity program • Oversees cybersecurity framework • Directs IT Cybersecurity Team • Dedicated IT manager and security engineers • Regularly reviews and updates IT policies, standards and procedures designed to prevent, detect, investigate and respond to cybersecurity incidents • Works with the Board, Audit Committee, management and other stakeholders to address any cybersecurity incidents How We Oversee and Manage Cybersecurity Risks Protecting the confidentiality, integrity and availability of our infrastructure, resources and information is a critical part of risk manage-ment, which is why we take a multi-layered approach to monitoring and addressing cybersecurity risks. How We Oversee and Manage Sustainability-Related Risks As part of our mission of connecting affordable, reliable and lower carbon energy to markets in need, the Company remains com-mitted to fostering a culture of risk management throughout the organization. Proper consideration of sustainability-related risks is incorporated into our strategy and decision-making processes at every level. BOARD OF DIRECTORS EXECUTIVE LEADERSHIP TEAM SUSTAINABILITY COUNCIL OPERATIONS • Environmental and Social Governance Committee • Chief Executive Officer • Executive Vice Presidents • Chief Operating Officer • General Counsel • VPs of HSER and Business Units • Other senior leaders • Oversees sustainability strategy, performance and disclosure • Business Unit leadership • Subject matter experts • HSER leadership • Sustainability team • Infrastructure Services • Stakeholder engagement Consistent with our commitment to maximizing value for all stakeholders, the Company leverages its risk management processes to examine its operational plans and strategic priorities against the physical, social and regulatory settings of our operations to evaluate potential sustainability-related risks. When risks are identified, our cross-functional sustainability team works to develop and execute appropriate mitigation plans or adjustments.

RISK MANAGEMENT PROCESS


1
IDENTIFICATION
2
ASSESSMENT
3
EVALUATION
4
MITIGATION OR TREATMENT
5
MONITOR AND REPORT

We strive to foster a culture of risk management throughout the Company. With the Board's guidance, our management team routinely reviews our enterprise risk processes to ensure risk is consistently and appropriately considered in our decision making. Internal risk committees composed of management and experts continuously evaluate our risk management processes and address significant risk exposures. This comprehensive framework enables our management team to deliver on the Board's risk management program.

Strategic Oversight

The Board plays a pivotal role in guiding our returns-driven strategy by overseeing our strategic framework, assessing growth opportunities and advising on industry trends and market dynamics. The Board regularly reviews these matters during Board and committee meetings and routinely engages with management between meetings, ensuring our directors' unique insights and expertise help shape Expand Energy's long-term strategy.

Investor Engagement

We recognize the importance of maintaining a robust shareholder outreach program. The Chairman of the Board, the Chairs of our Compensation and Nominating Committees and management engage our shareholders year-round on a variety of topics, including corporate governance, Board composition, executive compensation, sustainability, operating and financial performance, the combination of Chesapeake and Southwestern, corporate strategy and our enhanced capital returns framework.


FALL
Engage with investors on highest priority issues
WINTER
Review feedback from fall meetings with Board members and use it to consider governance and compensation changes and enhance proxy disclosures, when applicable
SUMMER
Review shareholder votes at our most recent annual meeting and current trends in corporate governance
SPRING
Engage with shareholders to address important annual meeting issues
ANNUAL MEETING OF SHAREHOLDERS

In 2024, our team met with shareholders representing

~70% of our outstanding shares of common stock,

giving us a deeper understanding of the issues that matter most to our shareholders.

22 › Expand Energy 2025 Proxy Statement

Governance 23 How You Can Communicate with the Board Shareholders and other interested parties may communicate with the Board, either individually or as a group through one of the pro-cesses below. BOARD ACCOUNTABILITY TO INVESTORS Quarterly review of investor views and feedback Periodic independent director meetings with investors + + + Annual director elections with majority voting standard Proxy access at 3%, 3 years, 25% of Board INTERNET expandenergy.com/about/board-of-directors EMAIL TalktoBoD@expandenergy.com MAIL Expand Energy Corporation Investor Relations P.O. Box 18496 Oklahoma City, Oklahoma 73154 PHONE 866-291-3401 (Director Access Line)

24 Expand Energy 2025 Proxy Statement Our Board of Directors Board Leadership Structure Our Board is charged with ensuring that Expand Energy’s governance structure remains well suited to achieve the Company’s ever-green and long-term objectives and maintains strong alignment with shareholder interests. Our current structure includes separate non-employee Board Chairman, Lead Independent Director and CEO roles. We believe this structure enables our CEO to dedicate appropriate attention to managing the Company while ensuring effective independent Board oversight. Michael Wichterich has served as the Board’s Chairman and Matthew Gallagher has served as the Board’s Lead Independent Director since February 2021. Domenic J. Dell’Osso, Jr. has served as CEO since October 2021. Mr. Wichterich previously served as the Compa-ny’s Executive Chairman from October 2021 to December 2022. The Board is composed of the Chairman, CEO and 9 independent non-employee members. John Gass, S.P. “Chip” Johnson, IV, Catherine Kehr, and Shameek Konar joined the Board in October 2024. The following chart describes the purpose of each element of our Board structure and provides additional detail on composition and activities of the Board. Information regarding our Committees begins on page 28. AUDIT COMMITTEE COMPENSATION COMMITTEE ENVIRONMENTAL AND SOCIAL GOVERNANCE COMMITTEE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE MARKETING AND COMMERCIAL COMMITTEE EXPAND ENERGY BOARD OF DIRECTORS Promotes the Company’s long-term success and ensures proper oversight of management, evergreen and long-term strategy and enter-prise risks, including by: • Fostering a culture of capital discipline, safety and sustainability excellence, accountability and risk management • Implementing corporate governance best practices • Overseeing and evaluating strategic opportunities, while maintaining a strong balance sheet CHAIRMAN OF THE BOARD Leads our Board and sets the tone for the Board’s culture, ensuring Board effectiveness and responsiveness to the Company’s shareholders. Oversees the scheduling, preparation and agenda for each Board meeting, including executive sessions of non-employee directors, which take place at least quarterly. HOW WE SELECT THE CHAIR Our Nominating Committee makes a recommendation to the Board, based in part on feedback from its annual self-assessment, regarding which director should serve as Chair. Acting on this recommendation, the independent directors elected Mr. Wichterich to serve as Chairman and Mr. Gallagher as our Lead Independent Director.

Governance 25 How We Maintain a Board that is Right for the Company Our Board, in concert with our Nominating Committee, regularly reviews its composition to ensure it has the right combination of skills, tenure, perspectives and qualifications to achieve the Company’s strategic objectives. IMPORTANT FACTORS IN ASSESSING BOARD COMPOSITION The Nominating Committee strives to maintain an engaged, independent Board with broad and relevant experience and skills that is committed to advancing the long-term interests of our shareholders. The Committee considers a variety of factors when selecting and recruiting director candidates, including: • Ensuring an experienced, qualified Board with expertise in areas relevant to the Company. The Nominating Committee seeks directors who have held significant leadership positions and who have experience in the financial, operational, commer-cial, sustainability, regulatory, risk management and other aspects of the evolving industries in which in which we compete. • Annual assessment of Board effectiveness. The Board annually assesses its effectiveness through a process led jointly by the Chairs of the Board and Nominating Committee. The Chairman of the Board summarizes the directors’ assessments for discussion at executive sessions of the Board and its committees. For more information on this evaluation process, see the Nominating Committee’s Charter and the Board’s Corporate Governance Principles, which are available on our website at expandenergy.com/about/board-of-directors. ROLE OF THE CHAIR Our Chair is responsible for optimizing the Board’s processes and prioritizing its review of Company affairs. The Chairman’s primary responsibilities are summarized below and described in further detail in our Corporate Governance Principles. DIRECTOR RECRUITMENT PROCESS Candidate Recommendations • From shareholders, management, directors and search firms Nominating Committee • Engages search firms to assist in search process • Interviews and evaluates candidates • Recommends nominees Board • Evaluates candidates and selects nominees Shareholders • Vote on nominees at the annual meeting of shareholders Meetings • Oversees and chairs quarterly Board meetings, including executive sessions, and calls additional Board or independent director meetings as needed Communications • Regularly meets with and serves as liaison between the CEO and independent directors • Engages with major shareholders Governance • Guides the Board’s governance processes alongside the Nominating Committee, including succession planning, annual Board evaluation, and selection of committee chairs and membership • Oversees annual CEO evaluation If the Chairman is unavailable, the Lead Independent Director performs these functions. • Highest personal and professional ethics • Integrity and values • A passion for learning • Inquisitive and objective perspective • Sound judgment Director “must haves”

26 Expand Energy 2025 Proxy Statement How We Assess Board Size Our Nominating Committee reviews the size of our Board annually to ensure it balances efficiency with the array of skills and experi-ence our evolving business demands. Our Bylaws currently provide for a minimum of 3 and a maximum of 11 directors, and our Board currently consists of 11 directors. We believe the Board’s current size is appropriate given the scale and complexity of the businesses and markets in which we currently operate. How We Assess Director Independence Our Board and Nominating Committee assess each director’s independence to ensure that no relationship exists which might inter-fere with their ability to exercise independent judgment. Our own independence standards conform with all applicable regulatory and Nasdaq requirements. Annually, the Board reviews all relevant related person transactions, as described below. TRANSACTIONS WITH RELATED PERSONS The Company maintains a written policy governing related party transactions and relationships in which the Company is a participant, the amount involved exceeds $120,000, and any of current directors or executive officers, or holders of 5% or more of our common stock, or any of their respective immediate family members has or will have a direct or indirect material interest. The Audit Committee reviews and, where appropriate, approves such interested transactions, subject to specified exceptions. Related party transactions are also subject to the Company’s Code of Business Conduct. The Audit Committee approves or ratifies only those transactions that it determines in good faith to be in the best interests of the Company and its shareholders. Service on Other Boards We value the experience our directors and executives gain from serving on other public company boards. We also understand that our success depends on our directors and officers being able to dedicate sufficient time and resources to guiding and managing the Company. Accordingly, our Corporate Governance Principles limit the total number of public company boards on which our directors and executive may serve, inclusive of our own: Director Retirement Policy Our Corporate Governance Principles include a mandatory retirement policy for directors, generally requiring retirement by the annual meeting following the director’s 80th birthday. During its 2024 review, the Board determined that all of our director nominees, other than Mr. Dell’Osso, our CEO, and Mr. Wichterich, who served as our Executive Chairman in 2021 and 2022, are independent. INDEPENDENT DIRECTORS 9 out of 11 DIRECTORS EXECUTIVES 4 2

Governance 27 Succession Planning The Board regularly evaluates both emergency and long-term succession plans for the CEO and other senior leaders. In assessing potential successors, our non-employee directors consider the skills, experience and qualities essential to successfully lead the Company in alignment with its unique opportunities and challenges. Our directors also regularly interact with successor candidates. With input from the Nominating Committee, the Board also reviews its own succession plans. The Nominating Committee evaluates potential candidates through the process described under the heading “Director Recruitment Process” on page 25 and recommends candidates for full Board approval. Director Candidate Recommendations The Nominating Committee considers all shareholder recommendations for director candidates, evaluating them through the same lens as any other candidate. HOW YOU CAN RECOMMEND A CANDIDATE To recommend a candidate for our Board, write to the Nominating Committee, c/o Chris Lacy, Executive Vice President, General Counsel and Corporate Secretary, Expand Energy Corporation, P.O. Box 18496, Oklahoma City, Oklahoma 73154, and include all information that our Bylaws require for director nominations. You can find the full text of our Bylaws in Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2024. Tone at the Top — Embodying Our Core Values Our Board sets the tone for our management team and employees by fostering a culture of openness, honesty, integrity and ethical behavior in the boardroom. Our core values are foundational to our Company’s culture and serve as the lens through which our Board, management and employees shape and execute the Company’s strategy. We believe that, by living our core values, we are building a stronger, more prosperous Company for all of our shareholders. STEWARDSHIP Safety and environmental stewardship require excellence in the ordinary LEARN Commit to continuous improvement through humility, curiosity and constant learning CHARACTER Integrity in every action DISRUPT Challenge the status quo to achieve better outcomes for energy consumers COLLABORATE Embrace diverse perspectives, confront the brutal facts, and speak with radical candor

28 Expand Energy 2025 Proxy Statement Other Governance Policies and Practices The Board has adopted Corporate Governance Principles, which include information regarding the Board’s role and responsibilities, director qualifications, director independence and other guidelines, and charters for each of the Board committees. The Board has also adopted a Code of Business Conduct applicable to all directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. These documents, along with our Certificate of Incorporation and Bylaws, serve as the foundation of our corporate governance framework. The Code of Business Conduct is available on our website at expand energy.com/sustainability/resources. All committee charters and the Corporate Governance Principles are available on our website at expandenergy.com/about/board-of-directors. Waivers of provisions of the Code of Business Conduct, if any, as to any director or executive officer are required to be evaluated by the Audit Committee or the Board and amendments to the Code of Business Conduct must be approved by the Board. We intend to post any such waivers from, or changes to, the Code of Business Conduct on our website within 4 business days of such approval. Committees of the Board of Directors Our Board carries out many of its duties through its 5 standing committees, each of which is composed solely of independent non-employee directors. A biographical overview of the members of our committees can be found under “Election of Directors” beginning on page 12. COMMITTEE COMPOSITION Each committee member satisfies Nasdaq’s and the Company’s definitions of an “independent director,” and all 3 members of the Audit Committee are “audit committee financial experts” (as defined under SEC rules), in each case as determined by the Board. • Heightened standards for Audit Committee members. Under a separate SEC independence requirement, Audit Committee members may not accept any consulting, advisory or other fees from the Company, except compensation for Board service. • Heightened standards for members of the Compensation and Nominating Committees. As a policy matter, the Board also applies a separate, heightened independence standard to members of the Compensation and Nominating Committees: no member of either committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from the Company. In addition, in determining that Compensation Committee members are independent, Nasdaq rules require the Board to consider their sources of compensation, including any consult-ing, advisory or other compensation paid by the Company. 100% INDEPENDENT COMMITTEES ACTIVITIES RESPONSIBILITIES Each committee meets quarterly, and periodically as needed throughout the year, reports its actions and rec-ommendations to the Board, receives reports from senior management, annually evaluates its performance and has the authority and funding to retain outside advisors. Committee chairs have the opportunity to call for executive sessions at each meeting. The primary responsibilities of each committee are listed on the following pages (and committee respon-sibilities relating to risk oversight are described under “How We Oversee and Manage Enterprise Risk” on page 20). For more detail, see the committee charters on our website at expandenergy.com/about/board-of-directors.

Governance 29 AUDIT Catherine A. Kehr Chair Independent Members: Catherine A. Kehr, Chair Benjamin C. Duster, IV Matthew M. Gallagher Audit Committee Financial Experts: 3 2024 Meetings: 8 Key Oversight Responsibilities • Independent auditor engagement • Integrity of financial statements and disclosures • Financial reporting and accounting standards • Disclosure and internal controls • Enterprise risk management • Legal and regulatory compliance • Corporate compliance • Internal audit functions • Employee/vendor hotline • Cybersecurity • Related party transactions COMPENSATION Brian Steck Chair Independent Members: Brian Steck, Chair Timothy S. Duncan Benjamin C. Duster, IV S.P. “Chip” Johnson, IV 2024 Meetings: 8 Key Oversight Responsibilities • Compensation plans that attract, retain and motivate executive officers and employees • Implementation of executive compensation goals and objectives • CEO and senior executive performance evaluation • Incentive compensation programs, including the 2021 Long Term Incentive Plan • Broad-based plans available to all employees, including 401(k) plan and health-benefit plans • Compensation of non-employee directors • Establishment and monitoring of compliance with stock ownership guidelines applicable to executive officers and directors ENVIRONMENTAL AND SOCIAL GOVERNANCE Sarah A. Emerson Chair Independent Members: Sarah A. Emerson, Chair Timothy S. Duncan John D. Gass Brian Steck 2024 Meetings: 3 Key Oversight Responsibilities • Safety and sustainability policies, programs and practices • Corporate sustainability report • Identification and evaluation of legislative, regulatory, judicial and political trends relating to sustainability • Environmental, health and safety performance, including the development and integration of metrics into business plans • Monitor scientific and technological developments and evolving industry standards and their impact on the Company’s environmental, health and safety policies and procedures • Review environmental, health and safety incidents and regulatory compliance • Programs related to corporate culture, talent recruitment, development and retention

30 Expand Energy 2025 Proxy Statement MARKETING AND COMMERCIAL Shameek Konar Chair Independent Members: Shameek Konar, Chair Sarah A. Emerson Catherine A. Kehr Brian Steck 2024 Meetings: 2 Established in October 2024 Key Oversight Responsibilities • Marketing, commercial and risk management strategies • Execution of marketing and commercial activities • Oversight of hedging and other risk management policies and activities • Identify and monitor key market fundamentals and development NOMINATING AND CORPORATE GOVERNANCE Matthew M. Gallagher Chair Independent Members: Matthew M. Gallagher, Chair Timothy S. Duncan John D. Gass S.P. “Chip” Johnson, IV 2024 Meetings: 3 Key Oversight Responsibilities • Director recruitment and evaluation • Evaluation, oversight and implementation of corporate governance principles, policies and procedures • Size and sufficiency of Board and committees • Board committee structure and membership • Annual Board self-assessment and evaluation • Shareholder engagement • Conflict of interest reviews • Political spending and lobbying • Charitable donations

Governance 31 Audit Committee Report The Audit Committee is directly responsible for the appointment, compensation, retention and over-sight of the work of the independent auditor for the purpose of preparing and issuing audit reports or performing other services for the Company. The independent auditor reports directly to the Audit Committee. Pursuant to its charter, the Audit Committee is also charged with the oversight of the: • Integrity of the Company’s financial statements • Company’s legal and regulatory compliance • Independent auditor’s qualifications and independence • Company’s internal audit function Management is responsible for preparing the Company’s financial statements in accordance with GAAP and for maintaining the Com-pany’s internal control over financial reporting and other control systems. The independent auditor is responsible for auditing the Company’s financial statements, assessing the Company’s internal control over financial reporting, and expressing an opinion with respect to each. In fulfilling its responsibilities, the Audit Committee met with management and PwC throughout the year and met with PwC at each quarterly meeting outside of the presence of management. The Audit Committee also reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2024. The Committee discussed with PwC the matters required to be discussed pursuant to PCAOB standards and reviewed and discussed with PwC the auditor’s independence. As part of that review, PwC provided the Committee with the written disclosures concerning independence required by the PCAOB. Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC. Compensation Committee Report The Compensation Committee oversees Expand Energy’s executive and employee compensation programs. In 2024, the Compensation Committee, among other things: • Conducted in-depth reviews of the Company’s compensation programs • Determined individual officer LTIP awards with performance periods ending in 2024 • With input from our independent compensation consultant, set total compensation levels, including base salaries, AIP targets, and LTIP target and vehicles for all Section 16 officers • Determined the annual bonus pool for non-officer employees • Reviewed policies and programs, including the Company’s stock ownership guidelines The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on the review and discussion, the Committee recommended to the Board that the Compensation Dis-cussion and Analysis be included in this Proxy Statement. MEMBERS OF THE AUDIT COMMITTEE Catherine A. Kehr, Chair Benjamin C. Duster, IV Matthew M. Gallagher MEMBERS OF THE COMPENSATION COMMITTEE Brian Steck, Chair Timothy S. Duncan Benjamin C. Duster, IV S.P. “Chip” Johnson, IV

32 Expand Energy 2025 Proxy Statement 2024 Director Compensation Our non-employee director compensation program features cash compensation and an annual grant of restricted stock units (RSUs). Each year, our Compensation Committee, with input from our independent compensation consultant, conducts a comprehensive review of our program. The assessment benchmarks our directors’ pay against the Compensation Peer Group and considers trends in director compensation and corporate governance best practices. For 2024, the primary compensation decisions regarding our non-employee director compensation program related to our formation of the Marketing and Commercial and Integration and Trans-formation Committees. Our 2024 program included the following: Cash Retainer. An annual cash retainer of $80,000, payable quarterly in arrears. Alternatively, directors may opt to receive RSUs in lieu of cash. For those electing RSUs, the awards were issued in June 2024 and vest ratably over 12 months. RSU Grant. An annual grant of RSUs valued at approximately $200,000 for each director, with an additional grant to our Chairman valued at approximately $150,000. Grants are made annually around the time of our annual meeting of shareholders. Directors may elect to defer any or all of their RSU awards. Committee Fees. The following Committee fees are payable in cash, subject to each director’s election to settle in RSUs. In connection with the Merger, the Board formed an Integration and Transformation Committee to oversee integration of the two busi-nesses. The Committee served from March through November of 2024 and Mr. Steck, who was the sole member of the Committee, was paid a monthly cash fee of $15,000 during that period. CHAIR MEMBER Audit $ 25,000 $ 10,000 Compensation $ 20,000 $ 5,000 Environmental and Social Governance $ 15,000 $ 5,000 Marketing and Commercial $ 25,000 $ 10,000 Nominating and Corporate Governance $ 15,000 $ 5,000

Director Compensation Table

Non-Employee Director	Fees Earned or Paid in Cash ($) [a]	Stock Awards ($) [b]	All Other Compensation ($)	Total ($)
Timothy S. Duncan	80,000	216,978	–	296,978
Benjamin C. Duster, IV	110,000	197,285	–	307,285
Sarah A. Emerson	100,000	197,285	–	297,285
Matthew M. Gallagher	87,967	197,285	–	285,252
John D. Gass	22,500	–	–	22,500
S.P. "Chip" Johnson, IV	22,500	–	–	22,500
Catherine A. Kehr	27,500	–	–	27,500
Shameek Konar	26,250	–	–	26,250
Brian Steck	215,000	221,923	–	436,923
Michael A. Wichterich	80,000	345,204	–	425,204

(a) Reflects annual cash compensation discussed above. Mr. Steck's fees include a $15,000 monthly fee for serving as chair of the ad hoc Integration and Transformation Committee from March 2024 through November 2024, which Committee oversaw integration planning in anticipation of the closing of the Merger. These amounts do not reflect accrued dividend equivalents associated with RSUs.

(b) Represents the aggregate grant date fair value of 2024 RSU awards determined pursuant to FASB ASC Topic 718. These awards were made to each non-employee director on June 6, 2024 based on a 30-day VWAP of $89.55 and their valuation was based on the closing price of the Company's common stock on June 6, 2024 of $88.31. Messrs. Duncan and Steck elected to receive their committee fees in RSUs for the period between the 2024 annual meeting and the 2025 annual meeting of shareholders, with the exception of Mr. Steck's fees for serving as chair of the Integration and Transformation Committee. As of December 31, 2024, Mr. Duncan had 7,625 unvested awards, Mr. Duster and Ms. Emerson each had 13,797 unvested awards, Mr. Gallagher had 15,113 unvested awards, Mr. Gass had 22,865 unvested awards, Mr. Steck had 12,550 unvested awards and Mr. Wichterich had 52,163 unvested awards.

Governance ❯ 33

34 Expand Energy 2025 Proxy Statement Your Board recommends a vote FOR the approval of the compensation of our NEOs, as disclosed in this Proxy Statement. Executive Compensation Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation (Say on Pay) for 2024 WHAT ARE YOU VOTING ON? We have designed our executive compensation program to attract and retain high-performing executives while maintaining strong alignment with executive performance and the long-term interests of our shareholders. At the 2025 Annual Meeting, we are asking shareholders to approve, on a non-binding advisory basis, the compensation of our NEOs. Although this vote is advisory and not bind-ing on the Company or the Board, the Board values shareholders’ opinions, and the Compensation Committee will take the outcome of the advisory vote into account when considering future executive compensation decisions. In accordance with Section 14A of Securities Exchange Act of 1934 (as amended, the “Exchange Act”) , we are giving shareholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs. The vote on this resolution relates to the compensation of our NEOs as a whole and is not intended to address any specific elements of pay. Advisory votes on executive compensation will be submitted to shareholders on an annual basis until the next advisory vote on the frequency of shareholder votes on executive compensation, which, in accor-dance with applicable law, is scheduled to occur at the 2029 Annual Meeting of Shareholders. We are asking our shareholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement by voting in favor of the following resolution: RESOLVED, that the Company’s shareholders hereby approve, on an advisory basis, the compensation of the NEOs for 2024, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Shareholders pur-suant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure provided in this Proxy Statement.

Executive Compensation 35 Compensation Discussion and Analysis Expand Energy’s compensation program is designed to align our management team’s incentives with the interests of our shareholders and to reinforce the Company’s core values and long-term, returns-driven strategy. By linking NEO compensation to rigorous finan-cial and operational metrics, and strategic outcomes, our program enables us to attract and retain world-class talent while driving performance and accountability. The following Compensation Discussion and Analysis (CD&A), describes material elements of our compensation philosophy and program, our compensation decisions made for 2024 and the factors we considered in making them. This CD&A also describes compensation actions related to the Merger and the Compensation Committee’s compensation decisions for 2025 thus far. Compensation Discussion and Analysis Highlights Salary AIP RSUs PSUs 11% 22% 17% 50% 15% 22% 16% 47% 85% At-Risk 89% At-Risk 2024 CEO TOTAL DIRECT COMPENSATION 2024 OTHER NEO TOTAL DIRECT COMPENSATION SALARIES Targeting 50th percentile as performance and experience dictate ANNUAL INCENTIVE PROGRAM Balancing short-term objectives with long-term goals LONG-TERM INCENTIVE PROGRAM 100% paid in equity 75% performance driven 50% tied to absolute shareholder returns COMPENSATION DISCUSSION AND ANALYSIS CONTENTS CD&A Highlights 35 2025 Executive Compensation Decisions 49 Our 2024 Named Executive Officers 38 Other Executive Compensation Matters 51 Our Compensation Philosophy 39 Peer Groups 51 Process for Determining Executive Compensation 39 Stock Ownership Guidelines 53 Compensation Actions for 2024 41 Summary Compensation Table for 2024 55 2024 Annual Incentive Program 41 CEO Pay Ratio 62 2024 Long-Term Incentive Program 45 Pay Versus Performance 62

36 Expand Energy 2025 Proxy Statement Outstanding performance is well-rewarded, with PSUs driven by 3-year TSR with 3-year cliff vesting 0% 50% 100% 150% 200% 0% 50% 100% 150% 200% -15% 0% 5% 10% 15% 20% -0- -10% -0- -5% -0- -0- -20% % of Target PSUs Earned % of Target PSUs Earned Absolute TSR (Annualized) 90th + > 30th 40th 50th 60th 70th 80th -0- 20th + < Relative TSR (Percentile) aTSR Target: 7.5% rTSR Target: 60th 0% 50% 100% 150% 200% 0% 50% 100% 150% 200% -15% 0% 5% 10% 15% 20% -0- -10% -0- -5% -0- -0- -20% % of Target PSUs Earned % of Target PSUs Earned Absolute TSR (Annualized) 90th + > 30th 40th 50th 60th 70th 80th -0- 20th + < Relative TSR (Percentile) aTSR Target: 7.5% rTSR Target: 60th Directly aligned with shareholder outcomes 2024 NEO LTIP 25% RSUs 25% rTSR 50% aTSR Our Strategy As the largest natural gas producer in the United States, based on net daily production, Expand Energy’s strategy is to create sustainable value for our stakeholders by leveraging our scale, financial strength and operational excellence to disrupt the industry’s traditional cost and market delivery model and expand America’s energy reach to fuel a more affordable, reliable, lower carbon future. Our Business Expand Energy is focused on responsibly developing an abundant supply of natural gas, oil and NGL to expand energy access for all. Our operations, which are located in Louisiana in the Haynesville and Bossier Shales, in Pennsylvania in the Marcellus Shale and in West Virginia and Ohio in the Marcellus and Utica Shales, include interests in approximately 8,000 gross natural gas and oil wells. On October 1, 2024, we completed the previously announced combination of Chesapeake Energy Corporation and Southwestern Energy Company, creating a premier energy company underpinned by a leading natural gas portfolio adjacent to the highest demand markets, premium inventory, a resilient financial foundation and an Investment Grade balance sheet. Attractive, Connected Portfolio Premium rock, returns, runway with access to premium markets Peer-leading Returns Most efficient operator with proven track record of delivering returns to shareholders Resilient Financial Foundation Investment Grade balance sheet provides strategic through-cycle advantages Responsible Stewardship Connecting affordable, reliable and lower carbon energy to markets in need

Q&A with Brian Steck, Compensation Committee Chair

Can you describe the purpose and key design features of Expand Energy's executive compensation program?

Our primary objective is to attract and retain exceptionally talented people and to compensate them in a way that is fair, drives exceptional performance, and is aligned with the interests of shareholders.

Our long-term incentive program represents the significant majority of each NEO's compensation opportunity, is 100% paid in shares, and features ambitious performance metrics tied directly to shareholder returns.

We also strive to create a balance between stock price performance, which is greatly influenced by commodity prices, and value drivers over which management has greater control by emphasizing operational excellence, capital efficiency, safety and sustainability alongside cash generation in our annual bonus plan.

I understand that the 2025 program is different. Can you describe the changes?

The combination of Chesapeake and Southwestern provided a natural opportunity for the Compensation Committee to evaluate and enhance our compensation structure by creating better alignment with Expand Energy's broader opportunity set and the cultural imperatives critical to delivering sustainable value. The resulting changes follow three key themes: (1) emphasizing differentiated performance, (2) navigating volatility, and (3) exercising judgment.

Can you describe the first of these themes — emphasizing differentiated performance?

Moving forward, we are placing greater emphasis on outperforming our peers and incentivizing innovation and differentiation. We accomplish this in our LTIP by giving equal weight to relative and absolute shareholders returns in our PSUs, where our prior program emphasized absolute returns. We believe this adjustment is important as relative returns provide a direct assessment of how well we are managing our business and competing with our peers, regardless of where we are in the commodity cycle.

In our AIP program we will now assess performance based on the degree to which a target was met and the extent to which our performance is differentiated and durable. By evaluating performance through the lenses of differentiation and durability we intend to focus our team on outperforming our peers in ways that matter over the long term.

What do you mean by navigating volatility?

We operate in a deeply cyclical industry in which volatility is high and likely to increase. We believe our compensation structure should address this reality. The change in our PSU weights was, in part, driven by this belief. Absolute shareholder returns provide excellent alignment with shareholder outcomes and thus remain an important part of our mix, but relative shareholder returns provide intelligent incentives regardless of the commodity price.



Commodity price volatility can be even more challenging for an AIP program. Last year, gas prices dropped significantly while we were planning our 2024 budget and AIP program. As prices fell, our team quickly reassessed our corporate priorities, production expectations and capital program for the year and, because it had not yet been finalized, we were able to incorporate these revised priorities in our 2024 AIP. Our new AIP structure for 2025 allows the Compensation Committee to more effectively evaluate performance and payout factors within the context of prevailing market conditions and provides some ability for goals to be reconsidered, if warranted.

What do you mean by exercising judgment?

This is the key change to our program, and one we do not take lightly. Like many of our stakeholders, we believe compensation programs should be firmly grounded in quantitative metrics. Our LTIP remains fully quantitative, and the bulk of our AIP program continues to be based on quantitative metrics with predetermined targets.

The primary difference for 2025 is the process by which we will evaluate performance and determine payout factors for the AIP. Under the prior approach (as is common in the industry), payout factors were determined in an entirely mechanical fashion by comparing actual performance to minimum, target, and maximum thresholds and then interpolating. While our committee retained discretion to make adjustments, the intent was for this to be done on an exceptional basis.

Under the new system, which was informed by our collective experience over the past four years, payouts will be determined by data, discussion, debate and, ultimately, the Committee's informed judgment. We will primarily focus on the degree to which a target was met but, importantly, we will also consider the extent to which the underlying performance was differentiated from our peers and represents a durable improvement to our business. Finally, we will consider our performance within the context of the market conditions in which it occurred.

Our purpose in making this change is simple – we want our AIP to be more effective and we are willing to do the work to ensure that it is.

What else would you like to share with our shareholders?

We take our compensation program seriously and, as with our business, are always seeking to improve its effectiveness. We also recognize that we have no monopoly on good ideas and welcome thoughtful input and constructive criticism from our shareholders, team members and other stakeholders. Most importantly, we remain committed to maintaining a compensation system that is fair to our team, drives exceptional performance, and represents compelling value for shareholders.

Executive Compensation ❯ 37

38 Expand Energy 2025 Proxy Statement Our 2024 Named Executive Officers DOMENIC J. (“NICK”) DELL’OSSO, JR. Mr. Dell’Osso has served as President and Chief Executive Officer since October 2021. He previously served as the Company’s Executive Vice President and Chief Financial Officer from 2010 to 2021. Prior to joining the Company, Mr. Dell’Osso was an energy investment banker with Jefferies & Co. from 2006 to 2008 and Banc of America Securities from 2004 to 2006. MOHIT SINGH Mr. Singh has served as Executive Vice President and Chief Financial Officer since December 2021. He pre-viously served on the executive leadership team at BPX Energy from 2015 to 2021, leading various business units and functions including the North Business Unit, Merger & Acquisitions, Corporate Land, Reserves and Exploration. Prior to joining BPX, Mr. Singh worked as an investment banker focused on oil and gas transactions for Goldman Sachs and RBC Capital Markets. JOSHUA J. VIETS Mr. Viets has served as Executive Vice President and Chief Operations Officer since February 2022. Prior to joining the Company, Mr. Viets served as the Vice President, Delaware Basin in the Permian Basin Business Unit for ConocoPhillips. He began his career with ConocoPhillips in 2002, working in a variety of technical and leadership roles in the U.S. and the United Kingdom. Mr. Viets has held leadership positions in opera-tions, engineering, subsurface and asset management. BENJAMIN E. RUSS Mr. Russ previously served as our Executive Vice President, General Counsel and Corporate Secretary from June 2021 until the completion of the Merger in October 2024. CHRIS LACY Mr. Lacy has served as Executive Vice President, General Counsel and Corporate Secretary since the comple-tion of the Southwestern merger in October 2024. Prior to the Merger, Chris served as Senior Vice President, General Counsel and Secretary at Southwestern. He joined Southwestern in 2014 and held various roles of progressively increasing responsibility. Prior to joining Southwestern, Mr. Lacy helped lead a private high-stakes litigation practice with Dewey & LeBouef, LLP and Ahmad, Zavitsanos, Anaipakos, Alavi & Mensing P.C.

Executive Compensation 39 Our Compensation Philosophy Our Compensation Committee designed our executive officer compensation program to attract and retain world-class, innovative leaders, who are positioned to execute our returns-focused strategy by properly aligning their compensation opportunities with the achievement of rigorous operational, financial and strategic priorities that drive lasting shareholder value. Process for Determining Executive Compensation Our Compensation Committee is responsible for evaluating and approving the Company’s executive compensation plans, policies and programs. In determining compensation, the Committee conducts a comprehensive annual assessment of the performance of our NEOs, both individually and as a team. The Committee also considers our long-term strategic priorities and shareholder input, including the results of our most recent say-on-pay vote. In 2024, the Compensation Committee’s review included both an objective determination of the Company’s performance relative to predetermined operational and financial metrics, and a subjective consideration of each NEO’s individual contributions to the Company’s performance. The Committee also considered market data, including the compensation levels and structures of similarly situated executives among our Compensation Peer Group. In assessing the performance of each NEO in 2024, the Compensation Committee considered the following: Company Performance • Financial and operational performance of the Company, including progress made with respect to predetermined metrics more fully described on page 43 Individual Performance Tangibles • NEO’s contributions to the development and execution of the Company’s business plans and strategies • Performance of the NEO’s department or functional unit • Level of responsibility Individual Performance Intangibles • Leadership ability • Motivational skills • Work ethic, insight, foresight, judgment • Demonstrated commitment to the Company EXECUTIVE OFFICER ASSESSMENT You can find more information and discussion on these considerations in “Primary Executive Compensation Elements for 2024” on page 40. Total Compensation • Pay-for-performance philosophy incentivizes exceptional individual and company performance without rewarding mediocrity • Target total direct compensation at around 50th percentile of the Compensation Peer Group, adjusted for experience, performance and level of responsibility • Encourages prudent risk taking in line with evergreen and long-term value drivers LTIP • Ties executive compensation directly to stock performance through our LTIP awards, which pay out 100% in equity, with 50% tied to absolute TSR and 25% tied to relative TSR • Incentivizes retention and sustained performance through PSUs with 3-year cliff vesting AIP • Based on quantitative metrics but responsive to cyclicality • HSER gating thresholds in AIP reward safe and sustainable operations

40 Expand Energy 2025 Proxy Statement WHAT WE DO WHAT WE DON’T DO • Pay for Performance. Long-term incentive awards vest over several years to incentivize and reward sustained performance in concert with our pay-for-performance philosophy. • Shareholder Engagement. Fulsome year-round engagement with shareholders on compensation and other topics of import. • Stock Ownership Guidelines. Our NEOs are subject to a minimum equity ownership requirement, ensuring direct alignment with shareholder interests. • Clawback Policy. If we restate our financial statements, other than as a result of changes to accounting rules or regulations, we may recoup cash and equity incentive compensation. • Double-Trigger Change-in-Control Provisions. In the event of a change in control, cash severance and LTIP awards are paid only if an actual or constructive termination occurs. • Annual Risk Assessments. The Compensation Committee evaluates the relationship between compensation and corporate risk. • Peer Group Comparison. We compare executive compensation against industry compensation practices to drive distinguished relative performance. • Independent Compensation Consultant. The Compensation Committee retains its own independent consultant to advise on compensation matters. • No Excessive Risk Taking. Our compensation programs are designed to deter excessive risk taking. • No Tax Gross-Ups. Our severance agree-ments contain no tax gross-ups for NEOs. • No Automatic Base Salary Increases. Our NEOs’ base salaries are reviewed annually, and decisions are based on demonstrated individual performance, business conditions and external market data provided by our independent compen-sation consultant. • No Hedging or Pledging of EXE Stock. Our policies prohibit the pledging and hedging of our stock by our executives and directors. • No Employment Agreements. Each NEO is employed at-will. Compensation Governance Best Practices Primary Executive Compensation Elements for 2024 Expand Energy is committed to maintaining performance-driven compensation programs designed to attract, retain, and appropriately reward top talent while ensuring strong alignment between compensation and performance metrics that drive sustainable shareholder value. Our Compensation Committee aims to strike an appropriate balance between fixed and “at risk” compensation and implements our pay-for-performance philosophy by linking a significant portion of each NEO’s compensation to Company performance and indi-vidual contributions. COMPENSATION COMPONENT DELIVERY METHOD PURPOSE Fixed Base Salary Cash Competitively compensate executives to reflect levels of responsibility and contribution to the Company’s success Performance Based and Variable Annual Incentive Awards Cash Provide an incentive focused on one-year performance of established metrics Long-Term Incentive Awards PSUs — stock settled 75% of total value Focus executives on delivery of longer-term measures designed to drive enhanced absolute and relative shareholder value RSUs 25% of total value Further align executives with shareholders and reinforce an “owner’s” perspective as our executives manage the business

Compensation Actions for 2024

2024 BASE SALARIES

The Compensation Committee reviews the base salaries of each NEO annually to ensure they are competitive relative to our Compensation Peer Group. Base salaries reflect each NEO's level of responsibility, leadership, and contribution to our financial and operational performance, as well as the competitive marketplace for executive talent in our industry. The Compensation Committee establishes base salaries upon the appointment of each NEO and may adjust them as a result of changes in responsibilities or market conditions. The Committee approved base salary increases for Messrs. Singh, Viets and Russ for 2024 and established Mr. Lacy's initial base salary upon his appointment, in each case based on individual performance and targeting the 50th percentile of similarly situated executives in the Company's Compensation Peer Group.

Name and Title	2023 Annual Base Salary ($)	Year-over-Year Change (%)	2024 Annual Base Salary ($)
Domenic J. ("Nick") Dell'Osso, Jr. President and Chief Executive Officer	910,000	0	910,000
Mohit Singh Executive Vice President and Chief Financial Officer	525,000	7	560,000
Joshua J. Viets Executive Vice President and Chief Operations Officer	525,000	11	585,000
Chris Lacy[(a)] Executive Vice President, General Counsel and Corporate Secretary	–	–	490,000
Benjamin E. Russ[(b)] Former Executive Vice President, General Counsel and Corporate Secretary	420,000	5	441,000

(a) Mr. Lacy joined the Company on October 1, 2024 upon the closing of the Merger.

(b) Mr. Russ separated from the Company on November 1, 2024 in connection with the Merger.

2024 ANNUAL INCENTIVE PROGRAM

The Compensation Committee structured our 2024 annual incentive program (AIP) to motivate and reward our NEOs and other employees for the achievement of our strategic priorities and sustainable value creation. The program's performance metrics focus on 3 key areas: (1) cash generation, (2) capital efficiency, and (3) sustainability. To reinforce the Company's continued focus on sustainability and corporate responsibility, the AIP maintained gating mechanisms such that a failure to meet the threshold level for the Serious Incidents and Fatalities (SIF) and Methane Intensity metrics caps the AIP payout for all other performance metrics at the target level, regardless of actual results. 80% of our AIP awards are based upon the achievement of quantitative performance goals, and 20% are based upon qualitative leadership goals. All awards under the AIP are subject to adjustment at the Board's discretion.

Calculating Annual Incentive Program Awards

The following formula was used to calculate the payment that could be awarded to each NEO under the 2024 AIP:

Base Salary X **Target Percentage of Base Salary** X **Payout Factor (0% – 200%)**

The Compensation Committee sets the target percentage of base salary for each NEO annually. The AIP features threshold, target and maximum performance levels for each metric, corresponding to payout opportunities of 0%, 100% and 200% of the target percentage of base salary, with linear interpolation used to determine performance levels within the range. Each metric has a maximum payout of 200% of target for extraordinary performance, as discussed below. For 2024, the Committee set threshold, target, and maximum levels based on the Company's approved budget, projected activity, commodity price outlook and historical performance. Because the Merger closed in the fourth quarter of 2024, the Committee calculated payout factors based on Company performance, exclusive of legacy Southwestern performance.

Executive Compensation ❯ 41

Range of Potential AIP Payouts

The following table reflects the range of potential payouts for each NEO under our 2024 AIP and includes example payouts at the target and maximum levels.

Name	2024 Base Salary ($)	Annual Incentive Program Target as % of Base Salary	Annual Incentive Program at Target (100% Performance Metrics Achieved) ($)	200% Maximum Potential Opportunity ($)
Domenic J. ("Nick") Dell'Osso, Jr.	910,000	125	1,137,500	2,275,000
Mohit Singh	560,000	100	560,000	1,120,000
Joshua J. Viets	585,000	100	585,000	1,170,000
Chris Lacy	490,000	80	392,000	784,000
Benjamin E. Russ[(a)]	441,000	80	352,800	705,600

(a) Mr. Russ' participation in the AIP ended upon his separation from the Company on November 1, 2024. See page 61 for details regarding his severance payouts.

2024 AIP Performance Goals

For the 2024 AIP, the Compensation Committee established the performance goals described below, which it believes appropriately focused on the operational and financial discipline that our shareholders value. Each metric was selected to align with of one of our corporate objectives, with threshold, target and maximum performance measures set accordingly:


35%
Cash Generation
30%
Capital Efficiency
Weighting Factors
15%
Sustainability
20%
Qualitative Leadership

These metrics, which cascade throughout the Company, were designed to drive cash generation while reinforcing our commitment to safety and environmental leadership. To complement our LTIP, which emphasizes total shareholder return (TSR), the Compensation Committee selected AIP performance metrics that were more directly within management's control. The Committee believes this balanced approach to NEO compensation incentivizes achievement of near-term operational efficiencies in furtherance of sustainable value creation. The Committee determined weightings for each performance goal based on its overall significance to our Company's success. The Committee reinforced our commitment to safety and sustainability by making SIF and Methane Intensity gating metrics for 2024, requiring at least threshold performance before any payout above target can be considered.

42 ❯ Expand Energy 2025 Proxy Statement

2024 AIP Performance

The quantitative performance metrics that determine 80% of our 2024 AIP are reflected in the following table. The Company excelled in all sustainability metrics and achieved exceptional operational and financial results, highlighted by strong new well performance and capex efficiency in 2024.

	Performance Metric	Gate	Actual	Threshold 0%	Target 100%	Maximum 200%	Goal Weighting	Goal Payout Factor (Performance based on payout scale)	Weighted Goal (Goal Weighting x Goal Payout Factor)
Cash Generation	Net Revenue – Incl. Hedges & GP&T ($/mcfe)		$2.08	$1.83	$2.06	$2.50	20%	105%	21.0%
Cash Generation	Cash Costs – LOE & G&A ($/mcfe)		$0.39	$0.48	$0.43	$0.38	15%	181%	27.1%
Capital Efficiency	New Well Program Delivery (PIR)		0.81	0.41	0.68	0.88	15%	165%	24.8%
Capital Efficiency	New Well Capex Efficiency ($/mcfe)		$1.75	$2.55	$2.22	$2.00	15%	200%	30.0%
Sustainability	SIF (Serious Incident & Fatality)	✓	1	2	–	–	Gate	–	–
Sustainability	Methane Intensity	✓	0.01%	0.02%	–	–	Gate	–	–
Sustainability	Total Recordable Incident Rate (Employee & Contractor)		0.17	0.33	0.27	0.13	5%	171%	8.6%
Sustainability	Safety Leadership Engagement		9,593	3,950	4,650	6,950	5%	200%	5.0%[(a)]
Sustainability	GHG – Emission Intensity		1.9	2.8	2.3	1.8	5%	180%	9.0%
				Company Goals (above)			80%	163%	125%
				Qualitative Leadership Goals			20%	150%	30%
				Total Bonus Payout			100%	–	155%

(a) Consistent with Management's recommendation, due to a SIF experienced in 2024, the Compensation Committee certified a target payout factor rather than a maximum payout.

AIP targets and results are inclusive of all legacy Chesapeake assets.

"Net Revenue" is inclusive of basis, hedges and gathering, processing and transportation expenses divided by total production on a 1,000 cubic feet of natural gas equivalent basis (mcfe) (net operated and non-operated sale volumes for the year per accounting months).

"Cash Costs" is production expenses, plus general and administrative expenses divided by total production on a one thousand cubic feet of natural gas equivalent basis (mcfe) (net operated and non-operated sale volumes for the year per accounting months).

"New Well Program Delivery" is calculated as the ratio of the net present value of cash flows over the net capital investment (NPV10/net capex) for all wells turned-in-line in 2024 and measured against their budgeted Profit Investment Ratio (NPV10/Total Net Capital). Adjusted to eliminate change in price and differentials.

"New Well Capex Efficiency" is the comparison of the planned gross capital expenditures divided by 12-month gross cumulative production for wells turned-in-line during the first three quarters of 2024 and the actual gross capital expenditures divided by 12-month gross cumulative production for wells turned-in-line during the first three quarters of 2024.

"SIF (Serious Incident & Fatality)" is the number of actual serious incidents and fatalities during the year.

"Methane Intensity" is calculated as volume of methane emissions divided by volume of gross operated natural gas produced.

"Total Recordable Incident Rate" is the number of OSHA recordable incidents multiplied by 200,000 and then divided by the actual number of hours worked in one year for Company employees, contingent labor, and contractors. Contractor and contingent labor hours are based on gross capital spend per API guidelines.

"Safety Leadership Engagement" is the number of vendor engagements, Target Quality Verifications (TQVs) and Field Verification of Critical Controls (FVCC) during the year.

"GHG – Emission Intensity" is metric tons of CO_2e divided by gross operated annual production (mboe).

Executive Compensation ❯ 43

Qualitative Leadership Goals

20% of the 2024 AIP target payout (with a range of 0% – 40%) was based on the achievement of certain qualitative leadership goals set by the Compensation Committee covering the following areas:

M&A and Integration	• **Close the Merger by year-end** • **Lead integration with focus on business continuity, maturing workplans to ensure delivery of synergies and retention of key talent** • Deliver transformation projects that will focus on Marketing and Commercial, IT, E&P/Finance organization design and operating models
G&A Improvement	• Reduce gross G&A run rate • Improve organizational efficiencies • Simplification of work processes and IT ecosystem • Modernize how we work — Salesforce and advanced analytical tools
Enhance Existing Portfolio and Replenish Inventory	• **Reduce corporate breakeven through focused efforts on capital well cost and LOE reductions** • Progress leasing efforts — replace 100% of inventory drilled in 2024 • Execute impact projects
Marketing and Commercial Transformation	• Progress new marketing and commercial strategy

The Compensation Committee determined that the Company outperformed its qualitative leadership goals in 2024 and approved a payout of 30% (150% of the 20% target) for this portion of the AIP.

Actual Payments for 2024

The following table shows the amounts actually awarded to each NEO under the 2024 AIP:

Name	2024 Base Salary ($)	Annual Incentive Program Target as % of Base	Annual Incentive Program at Target ($)	Payout Factor (%)	Actual Earned Payout ($)
Domenic J. (“Nick”) Dell’Osso, Jr.	910,000	125	1,137,500	155	1,763,125
Mohit Singh	560,000	100	560,000	155	868,000
Joshua J. Viets	585,000	100	585,000	155	906,750
Chris Lacy	490,000	80	392,000	155	607,600
Benjamin E. Russ[(a)]	441,000	80	352,800	155	–

(a) Mr. Russ’ participation in the AIP ended upon his separation from the Company on November 1, 2024. See page 61 for details relating to severance payouts.

44 › Expand Energy 2025 Proxy Statement

2024 Long-Term Incentive Program

Our long-term incentive program (LTIP) is integral to our pay-for-performance approach. The Compensation Committee believes that incentivizing our NEOs with a balanced mix of time-based restricted stock units (RSUs) and performance-based performance share units (PSUs) strongly aligns their interests with those of our shareholders, driving returns and rewarding sustainable value creation, while also providing an impactful retention incentive.


25%
Restricted
Stock Units
75%
Performance
Share Units

Time-based

Fixed number of units that vest over 3 years

Stock settled

Performance-based

50% Absolute TSR PSUs + **25% Relative TSR PSUs**

50% Absolute TSR PSUs

Conditional number of units awarded based on Company's TSR over 3 years

Stock settled

25% Relative TSR PSUs

Conditional number of units awarded based on Company's TSR compared to peers over 3 years

Stock settled

2024 LONG-TERM INCENTIVE AWARDS – TARGETED VALUE

The Compensation Committee approved the following target LTIP values for the NEOs:

Name	2024 Base Salary ($)	Long-Term Incentive Target (%)	RSUs ($)	aTSR ($)	rTSR ($)	Total Target Value ($)
Domenic J. ("Nick") Dell'Osso, Jr.	910,000	600	1,365,000	2,730,000	1,365,000	5,460,000
Mohit Singh	560,000	425	595,000	1,190,000	595,000	2,380,000
Joshua J. Viets	585,000	460	672,750	1,345,500	672,750	2,691,000
Chris Lacy[(a)]	490,000	–	–	–	–	–
Benjamin E. Russ	441,000	280	308,700	617,400	308,700	1,234,800

(a) Mr. Lacy joined the Company on October 1, 2024 and did not have a targeted value approved for 2024.

Executive Compensation ❯ 45

TARGET VALUE AND FORM OF 2024 LONG-TERM INCENTIVE AWARDS

When determining the target value of equity awards, the Compensation Committee evaluates each NEO's role, leadership, and contribution to the Company's success, as well as compensation levels within the Compensation Peer Group. Based on these considerations, the Committee sets an estimated target dollar value for each award.

For 2024, NEO awards were comprised 75% of PSUs and 25% of RSUs, both of which are settled in stock and entitled to receive dividend equivalents payable in cash upon vesting. Two-thirds of the PSUs (representing 50% of the total target LTIP award) vest based on absolute total shareholder return (aTSR) on the third anniversary of the grant date as follows:

Absolute TSR

aTSR	Percentage of Target PSUs Earned
Less than 0%	0%
0%	40%
5%	80%
7.5%	100%
10%	120%
15%	160%
20% or greater	200%

Absolute total shareholder return is measured on an annualized basis. No awards are issued if aTSR is less than 0%. Linear interpolation is used to determine PSUs earned for performance levels between the values listed in the table to the left.

One-third of the PSUs (representing 25% of the total target LTIP award) vest based on relative total shareholder return (rTSR) measured against our Relative TSR Peer Group on the third anniversary of the grant date as follows:

Relative TSR

% Rank	Percentage of Target PSUs Earned
Less than 20%	0%
20%	0%
30%	30%
40%	60%
50%	80%
60%	100%
70%	125%
80%	160%
90% or greater	200%

The table to the left reflects target payout percentages for various percentile rTSR rankings in our Relative TSR Peer Group. For rTSR performance between the values listed in the table, the number of shares earned is determined by linear interpolation.

46 › Expand Energy 2025 Proxy Statement

2024 RSU AWARDS

We believe RSUs play a key role in retaining our NEOs and aligning their interests with those of our shareholders. RSUs vest ratably over a 3-year period from the date of grant, contingent upon continued employment and subject to certain exceptions for death, disability or termination without cause following a change in control.

2024 PSU AWARDS

The Compensation Committee believes that PSUs tied to absolute and relative TSR create strong alignment between our executive compensation program and creation of long-term shareholder value, and complement the nearer-term operational and financial metrics of our AIP. The 2024 PSUs are subject to cliff vesting on the third anniversary of the grant date. The number of shares of Company common stock ultimately issuable under our PSUs depends entirely on our performance measured against the objective performance goal for each type of PSU.

Our 2024 performance goals were designed to deliver substantial payouts when our total shareholder returns were excellent on an absolute and relative basis, and result in low or no payouts for weaker TSR outcomes.

LTIP Payout Scenarios: Greater focus on absolute performance[(a)]


Leverage of Long-Term Incentive Program Design
at Various Performance Levels
Realized LTIP Value as a % of Target
(includes price appreciation)(b)
300%
270%
240%
210%
180%
150%
120%
90%
60%
30%
0%
Designed to provide highly competitive long-term compensation for excellent performance without rewarding mediocrity
Scenario 1
(rTSR 25%, aTSR -5%)
Scenario 2
(rTSR 75%, aTSR -5%)
Scenario 3
(rTSR 60%, aTSR 5%)
Scenario 4
(rTSR 25%, aTSR 20%)
Scenario 5
(rTSR 75%, aTSR 20%)

Relative TSR Peer Group[(c)(d)]

Antero Resources Corporation
CNX Resources Corporation
Comstock Resources, Inc.
Coterra Energy Inc.
EQT Corporation
Gulfport Energy Corporation
Range Resources Corporation
Southwestern Energy Company[(e)]
Alerian MLP Index
S&P 500 Utilities Sector
S&P 500 Industrials Sector
S&P Oil & Gas E&P Select Industry Index

Peer group includes 4 indices to ensure broader market relevance

(a) Absolute TSR on an annualized basis.

(b) Payout estimates the change in total LTIP award value over a 3-year vesting period including the impact of payout leverage for performance-based awards and stock price change.

(c) Peer groups approved in February 2024.

(d) If, during the first 18 months of the relative TSR performance period, any peer group member is acquired, then it shall be replaced by the first/next company on a predetermined rank-ordered replacement list. If, during the last 18 months of the Performance Period, any Peer Group Member is involved in a merger or acquisition, then such peer company TSR will be locked-in as greater or less than that for the Company, in each case measured as of the date of the announcement of such merger/acquisition.

(e) Southwestern Energy Company combined with Chesapeake Energy Corporation to create Expand Energy on October 1, 2024.

Executive Compensation ❯ 47

Certification of Performance and Vesting of 2021 PSUs

2021 – 2024 PSUS

As described in our 2022 Proxy Statement, the number of PSUs granted to our NEOs in 2021 consisted two-thirds of PSUs based on absolute total shareholder return and one-third of PSUs based on relative total shareholder return. The following table details the Company's performance against its aTSR and rTSR goals during the applicable performance periods.

PSU Performance Goal	Performance Period	Total PSU Weighting	Threshold	Target (100% Payout)	Maximum (200% Payout)	Annualized TSR Achievement	Final Performance Payout (%)
Absolute TSR	2/10/21 – 12/29/23	67%	0.0%	7.5%	20.0%	35.83%	200.00
Relative TSR	2/10/21 – 12/29/23	33%	20th percentile	60th percentile **Actual: 75th percentile**	90th percentile	35.83% / 4th of 13	142.50
CEO Absolute TSR	9/30/21 – 9/30/24[a]	67%	0.0%	7.5%	20.0%	17.78%	182.28
CEO Relative TSR	9/30/21 – 9/30/24[a]	33%	20th percentile **Actual: 50th percentile**	60th percentile	90th percentile	17.78% / 7th of 13	80.00

(a) As further reflected in the following table, in connection with his appointment as CEO, Mr. Dell'Osso was granted PSUs with a performance period from September 30, 2021 to September 30, 2024.

The following tables show the 2021 PSU payouts based on these performance results, as well as the number of shares earned, vested, and settled with Company stock.

DOMENIC J. ("NICK") DELL'OSSO, JR.

		Absolute TSR		Relative TSR			
Award	**Target Number of 2021 PSUs Granted**	**Percent of Target aTSR PSUs Earned (%)**	**aTSR PSUs Earned**	**Percent of Target rTSR PSUs Earned (%)**	**rTSR PSUs Earned**	**Total PSUs Earned**	**Total PSU Value Upon Vesting ($)[c]**
2021 CFO PSUs[a]	44,583	200.00	59,444	142.50	21,177	80,621	7,295,394
2021 CEO PSUs[b]	6,356	182.28	7,724	80.00	1,696	9,420	823,214

(a) Mr. Dell'Osso was granted PSUs for his 2021 service as CFO with a performance period beginning February 10, 2021 and ending December 29, 2023.

(b) Mr. Dell'Osso was granted PSUs for his 2021 service as CEO with a performance period beginning September 30, 2021 and ending September 30, 2024.

(c) The value of the shares as of the dates of vesting were based on the closing prices of Expand Energy's Common Stock of $90.49 and $87.39 per share.

BENJAMIN E. RUSS

		Absolute TSR		Relative TSR			
Award	**Target Number of 2021 PSUs Granted**	**Percent of Target aTSR PSUs Earned (%)**	**aTSR PSUs Earned**	**Percent of Target rTSR PSUs Earned (%)**	**rTSR PSUs Earned**	**Total PSUs Earned**	**Total PSU Value Upon Vesting ($)**
2021 PSUs	14,490	200.00	19,320	142.50	6,883	26,203	2,230,923[a]

(a) The value of the shares as of the date of vesting was based on the closing price of Expand Energy's Common Stock of $85.14 per share.

48 › Expand Energy 2025 Proxy Statement

Other Compensation

In addition to the foregoing elements of compensation, we provide a variety of other benefits and perquisites to our NEOs which are equally available to all employees, including health and disability insurance benefits, as well as matching and other non-elective contributions under the Company's 401(k) plan. We provide up to 6% matching of eligible compensation that is deferred, up to the Internal Revenue Code limit, for each year in which the eligible employee participates in our 401(k) plan. The Company does not permit personal use of corporate aircraft. Although family members and guests are occasionally permitted to accompany executive officers and directors on business flights, the aggregate incremental costs to the Company are de minimis. See "All Other Compensation Table" on page 56 for more information.

Mr. Lacy's Appointment

In connection with his appointment as Executive Vice President, General Counsel and Corporate Secretary, Mr. Lacy's target compensation was set to include a base salary of $490,000, annualized, an AIP target equal to 80% of his base salary and an LTIP target equal to $1,800,000. To retain Mr. Lacy and incentivize him to terminate his prior severance agreement with Southwestern, the Company also entered into a letter agreement with Mr. Lacy on October 11, 2024 under which he was granted a one-time award consisting of a $500,000 cash bonus and RSUs with a grant date value of $1,000,000, which vest ratably over 3 years. He also became a participant under our Executive Severance Plan, as modified by the letter agreement.

Pursuant to the Merger agreement and applicable award agreements, Mr. Lacy's Southwestern performance cash units, PSUs and RSUs granted prior to January 1, 2023 were accelerated and the remainder were canceled and converted into RSUs with respect to the Company's common stock in accordance with the their respective terms. His 2023 performance cash units were converted into long-term cash awards. Vesting of the outstanding awards is subject to Mr. Lacy's continued service with the Company through the applicable vesting dates.

2025 Executive Compensation Decisions

In shaping our first post-Merger executive compensation program, the Compensation Committee considered our NEOs' relative contributions to 2024 performance, peer group benchmark data, feedback from shareholders and the results of our most recent advisory vote on executive compensation. Based on its review, the Committee established the following base salaries and AIP and LTIP targets for 2025.

Name	Base Salary ($)	AIP ($)	RSU ($)	PSU ($)
Domenic J. ("Nick") Dell'Osso, Jr.	950,000	1,187,500	2,283,750	5,328,750
Mohit Singh	575,000	575,000	780,000	1,820,000
Joshua J. Viets	600,000	600,000	990,000	2,310,000
Chris Lacy	500,000	400,000	570,000	1,330,000

Each of our NEOs received a modest base salary increase of approximately 2.9% on average and market-based increases to their LTIP award target percentages. Their AIP bonus target percentages remain unchanged from 2024.

Executive Compensation ❯ 49

50 Expand Energy 2025 Proxy Statement 2025 ANNUAL INCENTIVE PROGRAM DESIGN For 2025, our AIP will feature a qualitative framework grounded in thoughtfully weighted operational, financial and strategic metrics that drive sustainable value creation. The Compensation Committee believes this approach will improve upon our 2024 program and more strongly align with shareholder interests, while better reflecting the dynamics of our cyclical industry. It also empowers manage-ment to adjust strategies when changes in market conditions might otherwise diminish the relevance of certain metrics. Under this framework, our performance against each goal will be measured by the degree to which each metric was met and the market factors that impacted our performance. The 2025 framework will also place greater emphasis on durable improvements to our business and those that represent differentiated performance versus our peers. Performance under the 2025 program will be measured by 3 goal categories — our License to Operate, Evergreen Value Drivers and Long-Term Value Drivers. The Committee believes these metrics drive capital efficiency and margin enhancement, prioritize long-term returns and reinforce our culture of safety and sustainability. 2025 LONG-TERM INCENTIVE PROGRAM To maintain a competitive long-term incentive program that endures commodity price cycles while driving long-term value creation, the Compensation Committee designed the 2025 LTIP awards to consist 70% of PSUs and 30% of RSUs. Half of the PSUs will vest based on absolute TSR performance and half on relative TSR performance over a 3-year period, thereby firmly linking NEO compen-sation with sustained stock performance. Our NEO Compensation Changes: • No changes to AIP target percentages • Market-based increases to base salaries and LTIP targets Plan Design Changes: • 3 categories of metrics include: • Removal of gating aspect of the SIF and Methane Intensity metrics in favor of a zero SIF target and continued methane intensity improvement • Long-Term Value Drivers metric maintains focus on long-term returns License to Operate Evergreen Value Drivers Long-Term Value Drivers

Executive Compensation 51 Other Executive Compensation Matters Independent Compensation Consultant In support of its mandate to implement an executive compensation program that is competitive and aligned with shareholder inter-ests, our Compensation Committee has engaged Meridian Compensation Partners, LLC (Meridian) as its independent compensa-tion consultant since 2021. Meridian reports directly to the Compensation Committee and advises it on a variety of compensation related matters, including executive officer and non-executive director compensation plans and design, peer group selection and benchmarking, performance metrics, pay and performance alignment, regulatory matters, and competitive market studies. Meridian provides no other services to the Company. The Committee assessed Meridian’s independence and determined that no conflict of interest exists that would prevent Meridian from independently representing the Compensation Committee. Meridian attended and provided advice at all Compensation Committee meetings, including executive sessions, in 2024. Role of Management Our CEO plays an active supporting role in our executive compensation process by making recommendations to, and participating in discussions with, the Compensation Committee regarding the compensation of the other NEOs. Taking the CEO’s input into account, the Committee evaluates the performance of each NEO and determines final NEO compensation results. The CEO’s compensation is determined by the Committee in executive session with input from its independent compensation consultant. Following such approvals, the Compensation Committee provides a report of its decisions to the full Board. The CEO does not participate in Compensation Com-mittee meetings or other discussions about his compensation, the Board’s consideration of the Compensation Committee’s approvals or reports with respect to his compensation. Additionally, other members of senior management typically provide the CEO, Compensation Committee and the independent com-pensation consultant with analyses and recommendations regarding the elements of executive officer compensation (other than for the CEO) to facilitate the Compensation Committee’s annual review. Role of Peer Groups As part of its efforts to better align executive officer compensation with our strategic pillars and pay-for-performance philosophy, our Compensation Committee continuously monitors compensation programs and practices of peer companies with which we compete for investors and talent. The Committee utilizes 2 peer groups: (1) a Compensation Peer Group for benchmarking executive officer com-pensation levels and design, and (2) a separate Relative TSR Peer Group for measuring relative total shareholder return and PSU payouts under the LTIP. While both peer groups contain similar companies, the separate Relative TSR Peer Group tends to emphasize peers with a similar commodity mix along with broader indices for performance comparisons. The Compensation Committee reviews the selection criteria and companies in both peer groups regularly. OUR COMPENSATION PEER GROUP With Meridian’s guidance and analysis on critical factors, including enterprise value, market capitalization, assets and operations, the Compensation Committee selected the following peer companies for inclusion in our Compensation Peer Group for 2024 which is un-changed from 2023: APA Corporation CNX Resources Corporation Coterra Energy Inc. Devon Energy Corporation Diamondback Energy, Inc. EQT Corporation Marathon Oil Corporation(a) Murphy Oil Corporation Ovintiv Inc. PDC Energy, Inc. Range Resources Corporation SM Energy Company Southwestern Energy Company(b) (a) Marathon Oil Corporation merged with ConocoPhillips on November 22, 2024. (b) Southwestern Energy Company merged with Chesapeake Energy Corporation on October 1, 2024 to form Expand Energy Corporation.

OUR RELATIVE TSR PEER GROUP

For 2024, we selected 8 primarily gas-focused companies for inclusion in our peer group for measuring relative total shareholder return (the Relative TSR Peer Group), along with 4 indices, which served as broader market benchmarks for Company performance against other high dividend yield industries. The Relative TSR Peer Group remains unchanged from 2023.

Antero Resources Corporation	Range Resources Corporation
CNX Resources Corporation	Southwestern Energy Company(a)
Comstock Resources, Inc.	Alerian MLP Index
Coterra Energy Inc.	S&P 500 Utilities Sector
EQT Corporation	S&P 500 Industrials Sector
Gulfport Energy Corporation	S&P Oil & Gas E&P Select Industry Index

(a) Southwestern Energy Company merged with Chesapeake Energy Corporation on October 1, 2024 to form Expand Energy Corporation. Southwestern Energy Company was replaced by Ovintiv, Inc. at the effective time of the Merger.

Use of Market Data from Compensation Peer Group

The 2024 Compensation Peer Group serves as a reference point in the Compensation Committee’s assessment of each NEO’s target total direct compensation and each element thereof, including base salary, target AIP bonus and long-term incentive awards. The Committee compared the target total direct compensation of our NEOs against market data for the Compensation Peer Group to ensure that our executive compensation program is positioned to attract and retain world-class executive officers and aligned with our returns-driven strategy. The data is used to benchmark each compensation element and total compensation of our NEOs at approximately the 50th percentile, adjusting for roles, responsibilities, experience levels and performance.

Market data respecting our Compensation Peer Group is only one of a range of reference points the Compensation Committee uses in making independent and informed judgments concerning executive compensation. We recognize that an overly formulaic approach to executive compensation could result in outcomes that are untethered to the value delivered by NEOs, as compensation benchmarking does not account for peer-to-peer variations among roles with similar titles or the specific performance of the executive officers.

Timing of Equity Awards

Our annual equity awards are generally granted on a predetermined date on or about March 15th of each year, shortly after the public release of our prior year earnings and the filing of our Annual Report on Form 10-K. Annual awards are denominated in dollar amounts, with the number of shares for each award determined by dividing the dollar amount by the volume weighted average price (VWAP) of Company common stock for the 30 trading days ending the day before the grant. Off-cycle equity awards, as in the case of a new hire or promotion, are typically granted on the date of approval or, in the case of a new hire, the employee’s start date. The Company does not consider material nonpublic information (MNPI) when determining the timing or attributes of equity awards and does not time its disclosure of MNPI for the purpose of impacting the value of equity awards.

Policies and Practices Related to the Grant of Option Awards

The Company does not currently grant stock options, stock appreciation rights, or similar option-like instruments. Accordingly, the Company has no specific policies or practices regarding the timing of such awards in relation to the Company’s disclosure of MNPI. In the event the Company decides to grant such awards in the future, the Board and the Compensation Committee will consider appropriate practices and policies with respect to the foregoing.

52	Expand Energy 2025 Proxy Statement

Stock Ownership Guidelines

Our stock ownership guidelines are designed (i) to create direct alignment of officer and director interests with those of our shareholders, (ii) mitigate against excessive short-term risk taking at the expense of long-term value creation and (iii) uphold sound governance principles supported by our institutional investors and proxy advisors. The share ownership guidelines require our officers and directors to own at least a number of shares of common stock equal to a multiple of their base salary or annual cash retainer, as applicable. The Compensation Committee reviews compliance with these guidelines annually. As of April 7, 2025, all of our directors and NEOs had met their minimum ownership requirements. The officer and director share ownership guidelines are summarized below.

Position	Guideline(a)	Holding Requirements(b)
CEO	7x base salary	100%

EVP	3x base salary	75%

VP	1x base salary	50%

Non-Employee Directors	5x cash retainer	100%

(a)	Based on the participant’s base salary or annual cash Board retainer. The value of share holdings is determined by the greater of: (i) acquisition/grant date value, (ii) current spot price, or (iii) trailing 12-month average price.
(b)	The percentage holding requirement represents the percentage of net shares (after tax withholding) that must be held until the share ownership requirement is met, except that participants may direct the Company to withhold shares issued upon vesting of RSUs/PSUs to cover tax obligations.

In measuring compliance with the share ownership guidelines, the Company includes:	•	Shares owned directly
	•	Shares owned indirectly (i.e., by a trust or spouse/family member living in their household)
	•	Shares represented by amounts invested in a retirement/401(k) plan or that are tax deferred in accounts that are maintained by the Company
	•	Time-vested restricted stock or restricted stock units

Insider Trading Policy

We maintain a comprehensive insider trading policy designed to promote ethical market conduct and ensure adherence to all applicable insider trading laws and Nasdaq standards. Our policy prohibits the purchase, sale, gifting, or other transfer of Company securities by directors, officers, employees, controlled entities, household family members and certain contractors and consultants while in possession of MNPI. The policy similarly forbids trading in other companies’ securities on the basis of MNPI obtained during service to Expand Energy. The unauthorized disclosure of MNPI, or “tipping,” to third parties is also prohibited. The policy also describes Com-pany procedures designed to ensure compliance. You can find the full text of our insider trading policy in Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.

Prohibition of Hedging and Pledging Transactions

Our insider trading policy prohibits directors, officers and employees from entering into derivative or speculative transactions involving Company stock, including trading in puts, calls, covered calls or other derivative securities or engaging in hedging or monetization trans-actions. The policy also prohibits the holding of Company stock in margin accounts or pledging it as collateral for a loan.

Executive Compensation	53

54 Expand Energy 2025 Proxy Statement Compensation Recoupment or “Clawback” Policy We maintain a compensation recoupment policy, or “clawback” policy, which requires the Company to recover certain cash and equity incentive-based compensation (including unvested RSUs and PSUs) from any current or former executive officer in the event of an accounting restatement stemming from the Company’s material non-compliance with financial reporting requirements under appli-cable securities laws. The amount of compensation recoverable is the amount by which the compensation received exceeds what the executive officer would have received had their incentive-based compensation been determined in accordance with the restatement. The policy applies only to incentive-based compensation received on or after October 2, 2023. You can find the full text of our clawback policy in Exhibit 97.1 to our Annual Report on Form 10-K for the year ended December 31, 2024. We believe each of the foregoing policies effectively aligns our directors’ and officers’ interests with those of our shareholders. Relationship Between Compensation Programs and Risk The Compensation Committee regularly evaluates all our compensation programs and risk management policies and practices to en-sure that they encourage intelligent risk-taking while discouraging imprudent risks. As part of its evaluation, the Committee reviews an annual risk assessment of these programs, policies and practices provided by Meridian. Based on its review, the Committee remains confident that our policies and programs do not encourage excessive or inappropriate risk taking or create risks that are reasonably likely to have a material adverse effect on the Company. The following factors were considered in making such determination: COMPENSATION RISK ASSESSMENT • Our 2024 AIP included 7 performance goals: – 2 financial – 2 operational and – 3 sustainability-related which are aligned with the Company’s strategic pillars and designed to drive sustainable value. Payouts are capped as a set percentage of target. • 75% of long-term incentive awards consisted of stock-set-tled PSUs with 3-year performance and cliff vesting periods. Two-thirds of these PSUs are based on absolute total shareholder return (representing 50% of the total target LTIP award) and one-third are based on relative total shareholder return compared to the Company’s Relative TSR Peer Group (representing 25% of the total target LTIP award). • Our stock ownership guidelines encourage our directors and executive officers to maintain a long-term mentality. • Our prohibition on derivative or speculative transactions strengthens alignment of our directors’ and executives’ interests with those of our shareholders. • Our compensation recoupment policy is designed to recapture unearned incentive payments in the event of material non-compliance with applicable financial reporting requirements that leads to an accounting restatement. Our award agreements also provide for cancellation of awards to executives who engage in serious breaches of conduct or who compete with our business. • Our compensation programs and policies for non-executive employees include: – Competitive base salaries which provide stable income, enabling employees to focus on the Company’s strategic objectives. – AIP bonuses based on performance metrics designed to motivate employees to achieve the Company’s financial, operational and sustainability goals without taking inappro-priate risks. – Long-term incentive awards consisting of RSUs and PSUs that vest ratably over 3 years, aligning our employees’ interests with those of our shareholders and promoting long-term value creation.

Summary Compensation Table for 2024

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) [(a)]	Stock Awards ($) [(b)]	Non-Equity Incentive Plan Compensation ($) [(c)]	All Other Compensation ($) [(d)]	Total ($)
Domenic J. ("Nick") Dell'Osso, Jr. President and Chief Executive Officer	2024	910,000	–	6,269,809	1,763,125	31,616	8,974,550
	2023	903,654	–	5,149,927	1,319,500	31,480	7,404,561
	2022	800,000	–	6,434,727	970,000	23,213	8,227,940
Mohit Singh Executive Vice President and Chief Financial Officer	2024	557,981	–	2,732,970	868,000	30,893	4,189,844
	2023	525,000	–	2,104,633	661,500	44,916	3,336,049
	2022	525,000	–	2,806,674	509,250	291,706	4,132,630
Joshua J. Viets Executive Vice President and Chief Operating Officer	2024	581,538	–	3,090,151	906,750	30,272	4,608,711
	2023	522,980	–	2,277,964	661,500	31,364	3,493,808
	2022	421,966	500,000	3,930,541	475,300	234,644	5,562,451
Chris Lacy[(e)] Executive Vice President, General Counsel and Corporate Secretary	2024	131,923	500,000	1,079,067	607,600	119,520	2,438,110
Benjamin E. Russ[(f)] Former Executive Vice President, General Counsel and Corporate Secretary	2024	397,385	–	1,418,026	–	1,683,741	3,499,152
	2023	418,846	–	1,109,374	423,360	33,835	1,985,415
	2022	400,001	–	1,369,256	310,400	31,620	2,111,277

(a) Reflects amounts paid to Messrs. Viets and Lacy in 2022 and 2024, respectively, for retention and partial acknowledgment of compensation forfeited with prior employers.

(b) The amounts for Messrs. Dell'Osso, Singh, Viets and Russ represent the aggregate grant date fair value of the stock awards granted, determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The value ultimately realized by the NEOs upon the actual vesting of the awards may be more or less than the grant date fair value. For RSUs, values are based on the closing price of the Company's common stock on the grant date. For PSUs, the Company utilized the Monte Carlo simulation to determine the grant date fair market value. The grant date fair value of the PSUs was determined based on the PSUs awarded vesting at target, which is the performance the Company believed was probable on the grant date. The maximum opportunity of the 2024 PSUs for each NEO as of the grant date is as follows: Messrs. Dell'Osso $9,706,647, Singh $4,231,084, Viets $4,784,015 and Russ $2,195,336. The amount for Mr. Lacy represents the grant date fair value of the RSUs awarded to him in October 2024 as an inducement to join the Company. Both RSUs and PSUs accrue dividend equivalents that are paid out at the time the underlying awards vest. The assumptions used by the Company in calculating the amounts related to stock awards granted are incorporated by reference to Note 11 of the consolidated financial statements included in the Company's 2024 Annual Report on Form 10-K.

(c) The 2024 amounts in this column represent AIP awards earned with respect to the designated year and paid in the following year, as described under the caption "2024 Annual Incentive Program" beginning on page 41.

(d) The table below provides additional information on the amounts reported in the All Other Compensation column of the Summary Compensation Table for 2024.

(e) Mr. Lacy was appointed Executive Vice President, General Counsel and Corporate Secretary on October 1, 2024, at the effective time of the Merger, and his compensation amounts reflect only the period from October 1, 2024 through December 31, 2024. Upon his appointment, the Compensation Committee approved a one-time inducement and retention award of cash and RSUs as described above. In addition, the Committee approved Mr. Lacy's eligibility to participate in the Company's 2024 AIP, with AIP amounts payable in March 2025.

(f) Mr. Russ' employment with the Company ended on November 1, 2024, in connection with the Merger.

Executive Compensation ❯ 55

All Other Compensation Table

Name	Year	Company Contributions to Retirement Plans ($) [(a)]	New Hire Benefits ($) [(b)]	Severance Benefits ($) [(c)]	Other Perquisites and Benefits ($) [(d)]	Total ($)
Domenic J. ("Nick") Dell'Osso, Jr.	2024	21,600	–	–	10,016	31,616
Mohit Singh	2024	20,931	–	–	9,962	30,893
Joshua J. Viets	2024	21,331	–	–	8,941	30,272
Chris Lacy	2024	1,077	107,100	–	11,343	119,520
Benjamin E. Russ	2024	18,876	–	1,656,361	8,504	1,683,741

(a) This column represents Company contributions to the 401(k) plan in 2024.

(b) This column represents the value of relocation benefits for Mr. Lacy in connection with his relocation from Southwestern's headquarters in Spring, Texas to the Company's headquarters in Oklahoma City, Oklahoma.

(c) This column represents severance payments actually paid in 2024 related to Mr. Russ' termination. These amounts are described in more detail on page 61.

(d) This column represents the value of other benefits provided to NEOs in 2024 and includes amounts for supplemental life insurance premiums for all NEOs and amounts for executive physicals conducted during the year. The amount of Other Perquisites and Benefits for Mr. Dell'Osso includes supplemental life insurance premiums totaling $5,310 and executive physical costs totaling $4,706. The amount of Other Perquisites and Benefits for Mr. Lacy includes supplemental life insurance premiums totaling $1,352, executive physical costs totaling $4,200, supplemental health insurance premiums totaling $3,804 and auto allowance expenses totaling $1,987. The Company does not permit personal use of corporate aircraft by our executive officers. Although families and invited guests are occasionally permitted to accompany executive officers and directors on business flights, no additional compensation is included in the table because the aggregate incremental cost to the Company is de minimis.

Grants of Plan-Based Awards Table for 2024

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($) [(b)]			Estimated Future Payouts Under Equity Incentive Plan Awards (#) [(c)]				
Name	Type of Award [(a)]	Grant Date	Approval Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock (#) [(d)]	Grant Date Fair Value of Stock Awards($) [(e)]
Domenic J. ("Nick") Dell'Osso, Jr.	AIP	–	–	–	1,137,500	2,275,000	–	–	–	–	–
	RSU	3/15/24	2/20/24	–	–	–	–	–	–	16,970	1,416,486
	PSU	3/15/24	2/20/24	–	–	–	13,576	33,939	67,878	–	3,273,077
	PSU	3/15/24	2/20/24	–	–	–	–	16,970	33,940	–	1,580,246
Mohit Singh	AIP	–	–	–	560,000	1,120,000	–	–	–	–	–
	RSU	3/15/24	2/20/24	–	–	–	–	–	–	7,397	617,428
	PSU	3/15/24	2/20/24	–	–	–	5,918	14,794	29,588	–	1,426,733
	PSU	3/15/24	2/20/24	–	–	–	–	7,397	14,794	–	688,809
Joshua J. Viets	AIP	–	–	–	585,000	1,170,000	–	–	–	–	–
	RSU	3/15/24	2/20/24	–	–	–	–	–	–	8,364	698,143
	PSU	3/15/24	2/20/24	–	–	–	6,691	16,727	33,454		1,613,152
	PSU	3/15/24	2/20/24	–	–	–	–	8,364	16,728		778,856
Chris Lacy	AIP	–	–	–	392,000	784,000	–	–	–	–	–
	RSU	10/15/24	10/8/24	–	–	–	–	–	–	12,578	1,079,067
Benjamin E. Russ	AIP	–	–	–	352,800	705,600	–	–	–	–	–
	RSU	3/15/24	2/20/24	–	–	–	–	–	–	3,838	320,358
	PSU	3/15/24	2/20/24	–	–	–	3,070	7,676	15,352	–	740,273
	PSU	3/15/24	2/20/24	–	–	–	–	3,838	7,676	–	357,395

(a) These awards are described in "Compensation Discussion and Analysis" beginning on page 35.

(b) The actual amounts earned in 2024 were paid in March 2025 as shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2024. See "Compensation Discussion and Analysis — Compensation Actions for 2024 — 2024 Annual Incentive Program" on page 41 for more information regarding our 2024 Annual Incentive Program.

56 ❯ Expand Energy 2025 Proxy Statement

(c) These columns reflect the potential payout range, in units, of aggregate PSUs awarded in 2024. PSUs vest 3 years from the grant date. See "Compensation Discussion and Analysis — 2024 Long-Term Incentive Program — Target Value and Form of 2024 Long-Term Incentive Awards" on page 46 for more information regarding our 2024 Long-Term Incentive Program.

(d) The RSU awards granted vest ratably over 3 years from the grant date.

(e) These amounts represent the aggregate grant date fair value of stock awards granted, determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The value ultimately realized by the executive upon the actual vesting of the awards may be more or less than the grant date fair value. For RSUs, values are based on the closing price of the Company's common stock on the grant date. For PSUs, values are based on the fair market value determined by the Monte Carlo simulation. The grant date fair value of the PSUs was determined based on the PSUs awarded vesting at target, which is the performance the Company believed was probable on the grant date. Both RSUs and PSUs accrue dividend equivalents that are paid out at the time the underlying shares vest. The assumptions used by the Company in calculating the amounts related to PSUs are incorporated by reference to Note 11 of the consolidated financial statements included in the Company's 2024 Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End 2024 Table

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (a)	Market Value of Shares or Units of Stock That Have Not Vested ($) (b)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#) (c)	Equity Incentive Plan Awards: Value of Unearned Units That Have Not Vested ($) (d)
Domenic J. ("Nick") Dell'Osso, Jr.	3/15/2022	5,303	527,914	47,733	4,751,820
	3/15/2023	11,146	1,109,584	50,160	4,993,428
	3/15/2024	16,970	1,689,364	50,909	5,067,991
Mohit Singh	12/6/2021	13,421	1,336,061	–	–
	3/15/2022	2,313	230,259	20,820	2,072,631
	3/15/2023	4,555	453,450	20,499	2,040,675
	3/15/2024	7,397	736,371	22,191	2,209,114
Joshua J. Viets	2/1/2022	5,471	544,638	–	–
	3/15/2022	2,313	230,259	20,820	2,072,631
	3/15/2023	4,930	490,782	22,187	2,208,716
	3/15/2024	8,364	832,636	25,091	2,497,809
Chris Lacy	2/21/2023	14,906	1,483,892	–	–
	2/21/2024	20,881	2,078,704	–	–
	10/15/2024	12,578	1,252,140	–	–
Benjamin E. Russ	3/15/2022	–	–	6,771	674,053
	3/15/2023	–	–	7,203	717,059
	3/15/2024	–	–	7,676	764,146

(a) The amounts in this column represent RSU awards granted to Messrs. Dell'Osso, Viets and Russ in 2022, 2023 and 2024, and Mr. Singh in 2021, 2022, 2023 and 2024. For Mr. Lacy, the amounts in this column include his legacy Southwestern RSUs and performance shares that were assumed by the Company and converted into Expand Energy RSUs, as well as RSUs granted in October 2024 as an inducement to join the Company.

(b) Values shown in this column are based on the closing price of our common stock on December 31, 2024 of $99.55 per share.

(c) For details regarding PSUs, see "Compensation Discussion and Analysis – 2024 Long-Term Incentive Program – 2024 PSU Awards" on page 47. Amounts shown represents the target level number of shares subject to outstanding PSUs.

(d) Values shown in this column are based on the closing price of our common stock on December 31, 2024 of $99.55 per share.

Executive Compensation ❯ 57

Option Exercises and Stock Vested Table for 2024

Name	Stock Awards	
	Number of Shares or Units Acquired on Vesting (#)	Value Realized on Vesting ($)
Domenic J. ("Nick") Dell'Osso, Jr.	106,578 [(a)]	9,536,489 [(a)]
Mohit Singh	11,301 [(b)]	899,478 [(b)]
Joshua J. Viets	10,250 [(c)]	847,799 [(c)]
Chris Lacy	–	–
Benjamin E. Russ	44,041 [(d)]	3,731,217 [(d)]

(a) Represents the number of shares acquired upon vesting of RSUs and PSUs with performance periods ending December 29, 2023 and September 30, 2024. The value of the shares as of the dates of vesting were based on the closing prices of our common stock of $83.47, $90.49, and $87.39 per share. For details regarding PSUs, see 2021 – 2024 PSUs on page 48.

(b) Represents the number of shares acquired upon vesting of RSUs. The value of the shares as of the dates of vesting were based on the closing prices of our common stock of $76.94 and $83.47 per share.

(c) Represents the number of shares acquired upon vesting of RSUs. The value of the shares as of the dates of vesting were based on the closing prices of our common stock of $82.05 and $83.47 per share.

(d) Represents the number of shares acquired upon vesting of RSUs and PSUs with performance periods ending December 29, 2023 and November 1, 2024. Upon separation from the Company, Mr. Russ received 13,709 shares due to the accelerated vesting of his outstanding RSUs and relative TSR PSUs pursuant to his participation in the Executive Severance Plan. The value of the shares as of the dates of vesting were based on the closing prices of our common stock of $83.47, $89.51, $85.14, and $83.66 per share. For details regarding PSUs, see Certification of Performance and Vesting of 2021 PSUs on page 48.

Non-Qualified Deferred Compensation Table

Mr. Lacy was a participant in a Non-Qualified Retirement Plan in connection with his service at Southwestern. This plan allows participants to defer income and receive matching contributions on the same terms as our 401(k) plan, subject to the same overall cap. Participants may also defer all or part of their annual incentive payments until their separation from the Company.

This unfunded plan treats participants as general creditors. The value of all deferred amounts fluctuates based on the performance of participants' selected investments and participants do not accrue above-market or preferential earnings. Distributions after a participant's employment ends are paid from our general funds rather than a dedicated investment portfolio. The following table reflects contributions, earnings, and withdrawals or distributions from October 1, 2024 (the date we adopted the plan pursuant to the Merger), through December 31, 2024, along with the year-end balance. Other than Mr. Lacy, none of our NEOs participate in this plan.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) [(a)]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Chris Lacy	–	–	(803)	–	120,054

(a) Earnings/(losses) from appreciation/depreciation in market value, dividends and interest from investments selected by each of our NEOs.

58 ❯ Expand Energy 2025 Proxy Statement

Executive Compensation 59 In connection with the Merger, the Company entered into letter agreements with Messrs. Dell’Osso, Singh, Viets and Russ which (a) treat the Merger as a change in control under the Executive Severance Plan and all of their outstanding LTIP awards, (b) deems any termination without cause or for good reason before October 1, 2026 as occurring during a change-in-control protection period and (c) increase the payments associated with their health plans by 50%. The Company’s October 11, 2024 letter agreement with Mr. Lacy provides that (i) any termination without cause or for good reason before September 30, 2027 is deemed to have occurred during a change-in-control protection period, (ii) the payment associated with his health plans during a change-in-control protection period be equal to 36 times the monthly amount of the Company’s premium contribution for group health coverage, and (iii) for purposes of calculating the severance amount during a change-in-control protection period, his target annual bonus is deemed to be $712,500. DEATH All of our NEOs’ outstanding RSU and PSU awards vest immediately upon their death. With respect to their PSUs, (a) if death occurs before the Performance Period ends, the target number of PSUs vest; (b) if after, the earned PSUs vest based on actual performance. They would also receive payment of all of their accrued but unused paid time off. DISABILITY Upon the disability of any of our NEOs resulting in the inability to perform their duties, the NEO would be entitled to receive payment of accrued but unused paid time off and any further compensation is at the discretion of the Compensation Committee. Post-Employment Compensation As described below, our NEOs would receive the specified payments in the hypothetical event of termination without cause or for good reason, change in control, or death or disability of the named executive officer. TERMINATION WITHOUT CAUSE OR FOR GOOD REASON The Company may terminate any NEO’s employment at any time, with or without cause. As of December 31, 2024, if the Company terminated the executive’s employment without cause or the executive terminated their employment for good reason, the NEOs would have been entitled to receive the following: Base Salary and AIP(a) Health Premiums(b) Equity OUTSIDE OF CHANGE IN CONTROL(c) Domenic J. (“Nick”) Dell’Osso, Jr. 2x 12x monthly amount • All RSUs and PSUs forfeited Other NEOs 1x CHANGE IN CONTROL Domenic J. (“Nick”) Dell’Osso, Jr. 3x 12x monthly amount • Full vesting of RSUs • rTSR PSUs accelerate and pay out based on relative performance up to point of separation • aTSR PSUs vest at separation but pay out after end of applicable performance period Other NEOs 2x (a) NEO would receive a cash severance payment equal to the multiple reflected in this column multiplied by the sum of his base salary and target AIP bonus, payable (i) in the case of a change in control, in a lump sum, or (ii) outside of a change in control, in equal monthly installments on the Company’s regular pay schedule. Outside a change in control, Mr. Dell’Osso would receive 24 such monthly installments, while the other NEOs would receive 12 such installments. (b) NEO would receive a lump sum cash payment equal to the multiple reflected in this column multiplied by the monthly amount the Company contributed to his health plan immediately prior to termination. (c) Amounts in this table reflect results of a hypothetical termination as of December 31, 2024 prior to giving effect to certain letter agreements entered into in connection with the Merger, as more fully described below.

Certification of Performance and Vesting of Relative TSR PSUs

Pursuant to the terms of our Executive Severance Plan, Mr. Russ' outstanding rTSR PSUs vested on, and performance was measured through, the date of his separation, November 1, 2024. The Compensation Committee reviewed and certified the performance results of each PSU award in November 2024. The following table details the final performance for the relative TSR performance goals, based on the Company's TSR for the applicable performance periods.

PSU Performance Goal	Performance Period	Total PSU Weighting	Threshold	Target (100% Payout)	Maximum (200% Payout)	Annualized TSR Achievement	Final Performance Payout (%)
2022 Relative TSR	12/31/21 – 11/1/24	33%	**Actual: 58th percentile** 20th percentile	60th percentile	90th percentile	21.36% / 6th of 13	96.60
2023 Relative TSR	12/31/22 – 11/1/24	33%	**Actual: 17th percentile** 20th percentile	60th percentile	90th percentile	-8.43% / 11th of 13	0.00
2024 Relative TSR	12/31/23 – 11/1/24	33%	**Actual: 50th percentile** 20th percentile	60th percentile	90th percentile	-1.01% / 7th of 13	80.00

The following table details the final PSU performance payouts, based on the Company's TSR for the applicable performance periods, as well as the number of shares earned, vested, and settled in Company stock.

Name	Target Number of 2021 PSUs Granted	Percent of Target rTSR PSUs Earned (%)	rTSR PSUs Earned	Total PSUs Earned	Total PSU Value Upon Vesting ($)[(a)]
2022 PSUs	3,386	96.60	3,271	3,271	273,652
2023 PSUs	3,602	0.00	0	0	–
2024 PSUs	3,838	80.00	3,071	3,071	256,920

(a) The value of the shares as of the date of vesting was based on the closing price of our common stock of $83.66 per share.

60 ❯ Expand Energy 2025 Proxy Statement

Executive Compensation 61 Potential Payments upon Termination or Change in Control Table Termination without Cause/ Good Reason Termination ($)(a) Change in Control ($)(b) Death of Executive ($)(c) Domenic J. (“Nick”) Dell’Osso, Jr. Cash Severance 4,095,000 6,142,500 – PSU Awards – 11,339,830 17,398,229 RSU Awards – 3,326,861 3,326,861 Accrued Paid Time Off 116,813 116,813 116,813 COBRA 18,201 27,302 – TOTAL 4,230,014 20,953,306 20,841,903 Mohit Singh Cash Severance 1,120,000 2,240,000 – PSU Awards – 4,938,246 7,449,932 RSU Awards – 2,756,141 2,756,141 Accrued Paid Time Off 107,692 107,692 107,692 COBRA 18,201 27,302 – TOTAL 1,245,893 10,069,381 10,313,765 Joshua J. Viets Cash Severance 1,170,000 2,340,000 – PSU Awards – 5,160,455 7,906,667 RSU Awards – 2,098,315 2,098,315 Accrued Paid Time Off 29,813 29,813 29,813 COBRA 18,201 27,302 – TOTAL 1,218,014 9,655,885 10,034,795 Chris Lacy Cash Severance 1,202,500 2,405,000 – PSU Awards – – – RSU Awards – 4,814,736 4,814,736 Accrued Paid Time Off 47,115 47,115 47,115 COBRA 18,201 54,603 – TOTAL 1,267,816 7,321,454 4,861,851 Benjamin E. Russ(d) Cash Severance – 1,587,600 – PSU Awards – 2,486,097 – RSU Awards – 616,323 – Accrued Paid Time Off – 39,211 – COBRA – 29,550 – TOTAL – 4,758,781 – (a) The amounts in this column reflect: (i) two times the sum of base salary and target annual bonus (one times for Messrs. Singh, Viets and Lacy); (ii) any accrued but unused paid time off; and (iii) COBRA lump sum for 12-month period. These amounts assume hypothetical termination as of December 31, 2024 prior to giving effect to certain letter agreements entered into in connection with the Merger, as more fully described above. (b) Assumes a change in control followed by termination of the executive without cause or for good reason occurs within the NEO’s applicable protection period following a change in control, as set forth in the letter agreements described above. For Mr. Dell’Osso, this column includes 3 times the sum of base salary and target annual bonus, accelerated vesting of unvested equity awards, any accrued but unused paid time off and COBRA lump sum for an 18-month period. For Messrs. Singh, Viets and Russ, this column includes 2 times the sum of base salary and target annual bonus, accelerated vesting of unvested equity awards, any accrued but unused paid time off and COBRA lump sum for an 18-month period. For Mr. Lacy, this column includes 2 times the sum of base salary and target annual bonus, accelerated vesting of unvested equity awards, any accrued but unused paid time off and COBRA lump sum for a 36-month period. (c) Includes: (i) accelerated vesting of unvested equity awards at target and (ii) accrued but unused paid time off. (d) Mr. Russ was terminated on November 1, 2024 following completion of the Merger. Amounts reflected in this table include amounts actually paid or accrued in connection with his termination.

CEO Pay Ratio

In accordance with SEC rules, we are providing the following comparison of our CEO’s total compensation to the total compensation of our median employee. Our median employee was determined by reviewing base salary, estimated hours (including overtime), performance bonuses, equity grant values, and 401(k) contributions for all full- and part-time employees on our payroll. In 2024, our CEO’s total compensation was $8,974,550 while our median employee’s was $154,646 — yielding a ratio of approximately 58-to-1.

This pay ratio represents our best estimate and was calculated in accordance with SEC rules which provide for significant flexibility in the way companies identify the median employee. It is intended to provide insight into our compensation practices, not to facilitate comparison with pay ratios of other companies. Importantly, neither the Compensation Committee nor management used this ratio in making compensation decisions.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K, we are providing disclosure regarding the rela- tionship between executive compensation actually paid (CAP) and the financial performance of our Company. For each year, CAP is the corresponding total compensation reported in the Summary Compensation Table, adjusted for changes in equity awards. Because our executive program is heavily weighted toward equity, CAP is largely driven by share price performance.

This disclosure does not necessarily reflect the realized value of executive compensation or how our Compensation Committee makes decisions. CAP has been calculated for our Principal Executive Officers and Other NEOs for the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024. For further details, please see our Compensation Committee Philosophy on page 39.

Principal Executive Officers

PEO – 1 Domenic J. (“Nick”) Dell’Osso, Jr.	PEO – 2 Michael A. Wichterich	PEO – 3 Robert D. (“Doug”) Lawler

Compensation Actually Paid

Summary Compensation Table Total	+/-	Equity Award Adjustments

Most Important Performance Measures

The items listed below represent the most important metrics we used to determine CAP for 2024.

Absolute Total Shareholder Return	Relative Total Shareholder Return	Free Cash Flow

Capital Efficiency	Cash Generation	Sustainability Performance

62	Expand Energy 2025 Proxy Statement

Pay Versus Performance Table

																Value of initial fixed $100 investment based on:
Fiscal Year	Summary Compensation Table Total for PEO-1 ($)	(a)	Summary Compensation Table Total for PEO-2 ($)	(a)	Summary Compensation Table Total for PEO-3 ($)	(a)	Compensation Actually Paid to PEO-1 ($)	(b)	Compensation Actually Paid to PEO-2 ($)	(b)	Compensation Actually Paid to PEO-3 ($)	(b)	Average Summary Compensation Table Total for Other NEOs ($)	Average Compensation Actually Paid to Other NEOs ($)	(b)	Total Shareholder Return ($)	(c)	Peer Group Total Shareholder Return ($)	(c)(d)	Net Income (in mm) ($) (e)	Free Cash Flow (in mm) ($)	(f)
2024	8,974,550		–		–		15,216,744		–		–		3,683,954	5,257,339		269		196		(714)	8
2023	7,404,561		–		–		2,254,556		–		–		2,938,424	1,353,086		202		198		2,419	551
2022	8,227,940		–		–		15,943,728		–		–		3,756,403	5,873,256		237		191		4,936	2,302
2021	7,688,937		2,204,135		7,108,735		7,949,767		2,745,943		7,108,735		2,190,177	2,314,423		146		131		6,328	1,053
2020	–		–		10,620,155		–		–		6,784,742		3,473,533	2,386,570		–		–		(9,750)	22

(a)	Amounts shown as reported in the Summary Compensation Table for Domenic (“Nick”) Dell’Osso, Jr. (PEO-1), Michael A. Wichterich (PEO-2) and Robert D. (“Doug”) Lawler (PEO-3). Mr. Dell’Osso was promoted from Executive Vice President and Chief Financial Officer in October 2021. The largest portion of his compensation in 2021 was earned as our Executive Vice President and Chief Financial Officer; however, because he served as our principal executive officer during a portion of that year, we have included his compensation separately for that year. During 2020, Mr. Dell’Osso’s compensation is part of the average compensation of the Other NEOs.
(b)	Amounts shown represent compensation actually paid (CAP) and include adjustments for the changes in the fair values of PSU and RSU awards reported in the Summary Compensation Table (SCT) for Messrs. Dell’Osso (PEO-1), Wichterich (PEO-2) and Lawler (PEO-3) and for the average of the Other NEOs Messrs. Singh, Viets, Lacy and Russ for 2024, Messrs. Singh, Viets and Russ for 2023, Messrs. Singh, Viets, Russ and Wichterich for 2022, Messrs. Singh, Russ, Frank J. Patterson and James R. Webb for 2021, and Messrs. Dell’Osso, Patterson, Webb and William M. Buergler for 2020. To calculate the CAP, the following amounts were deducted and added to the SCT Total:

	2024		2023		2022		2021				2020
Reconciliation of Compensation Actually Paid	PEO-1 ($)	Average for Other NEOs ($)	PEO-1 ($)	Average for Other NEOs ($)	PEO-1 ($)	Average for Other NEOs ($)	PEO-1 ($)	PEO-2 ($)	PEO-3 ($)	Average for Other NEOs ($)	PEO-3 ($)	Average for Other NEOs ($)
Summary Compensation Table Total	8,974,550	3,683,954	7,404,561	2,938,424	8,227,940	3,756,403	7,688,937	2,204,135	7,108,735	2,190,177	10,620,155	3,473,533
Reported Value of Equity Awards	(6,269,809)	(2,080,054)	(5,149,927)	(1,830,657)	(6,434,727)	(2,664,967)	(5,699,725)	(1,389,459)	–	(746,831)	(300,000)	(300,000)
Adjustments
Year End Fair Value of Awards Granted in Current Year	7,597,004	2,411,005	3,765,177	1,338,419	8,745,322	3,627,297	5,930,840	1,904,208	–	866,853	–	–
Change in Fair Value of Awards Granted in Prior Years	3,111,802	1,020,737	(4,150,649)	(1,205,564)	4,092,607	741,003	–	–	–	–	–	–
Change in Fair Value of Awards Granted in Prior Years that Vested in Current Year	1,346,158	90,274	(207,740)	(78,623)	181,605	14,857	–	–	–	–	(408,333)	(155,474)
Prior Year End Fair Value of Awards that were Forfeited in the Current Year	–	–	–	–	–	–	–	–	–	–	(3,127,080)	(631,489)
Value of Dividends Paid on Awards	457,039	131,423	593,134	191,087	1,130,981	398,663	29,715	27,059	–	4,224	–	–
Total Equity Award Adjustments	12,512,003	3,653,439	(78)	245,319	14,150,515	4,781,820	5,960,555	1,931,267	–	871,077	(3,535,413)	(786,963)
Compensation Actually Paid	15,216,744	5,257,339	2,254,556	1,353,086	15,943,728	5,873,256	7,949,767	2,745,943	7,108,735	2,314,423	6,784,742	2,386,570

(c)	Total Shareholder Return, in accordance with Item 201(e) of Regulation S-K, is calculated based on the value of an initial $100 fixed investment and assumes the rein- vestment of any issued dividends. TSR is cumulative for the measurement periods beginning on February 10, 2021 (our date of emergence) and ending on December 31 of each of 2024, 2023, 2022 and 2021.
(d)	The peer group for purposes of this table is the S&P Oil & Gas Exploration & Production Select Industry Index which is the same index referenced in the common stock Performance Graph within our Annual Report for the year ended December 31, 2024. Peer Group Total Shareholder Return is calculated on a market capitalization weighted basis according to stock market capitalization at the beginning of each period for which a return is indicated.
(e)	Represents the amount of net income (loss) previously disclosed in the Company’s audited GAAP financial statements for each year. We emerged from bankruptcy on February 10, 2021. Net income for the fiscal year ended December 31, 2021 represents the sum of net income derived from the period from January 1, 2021 through February 9, 2021 and net income derived from the period from February 10, 2021 through December 31, 2021.
(f)	Free Cash Flow is a non-GAAP measure and is defined as net cash provided by (used in) operating activities (GAAP) less cash capital expenditures. See Appendix — Reconciliation of Non-GAAP Financial Measures, beginning on page 71.

Executive Compensation	63

RELATIONSHIP BETWEEN COMPENSATION ACTUALLY PAID AND TSR

The following graph shows the relationship between CAP and cumulative TSR for our PEOs and Other NEOs over the previous 5 years:

Compensation Actually Paid vs. TSR

RELATIONSHIP BETWEEN EXPAND ENERGY TSR AND PEER GROUP TSR

Our measurement period began on February 10, 2021, the date on which our common stock was listed, and ended on December 31, 2024. As reflected in the following graph, the Company’s cumulative TSR outperformed the S&P Oil & Gas Exploration & Production Select Industry Index during that period.

Company TSR vs. Peer Group TSR

64	Expand Energy 2025 Proxy Statement

RELATIONSHIP BETWEEN COMPENSATION ACTUALLY PAID AND NET INCOME

The following graph shows the relationship between CAP and Net Income for our PEOs and Other NEOs over the previous 5 years:

Compensation Actually Paid vs. Net Income

RELATIONSHIP BETWEEN COMPENSATION ACTUALLY PAID AND FREE CASH FLOW

As shown in the Pay Versus Performance Table above, we selected Free Cash Flow as the measure to link CAP to Company performance. In the following graph, we show the relationship between CAP and our Free Cash Flow for our PEOs and Other NEOs over the previous 5 years:

Compensation Actually Paid vs. Free Cash Flow

Executive Compensation	65

66 Expand Energy 2025 Proxy Statement PwC Will Attend the Annual Meeting PwC representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they wish and be available to respond to appropriate questions from shareholders. Why We Are Asking for Your Vote The Board is requesting shareholder ratification of PwC as our independent auditor as a matter of good corporate governance. Although ratification is not required by our Bylaws or otherwise, if the selection is not ratified, the Audit Committee may consider whether to retain PwC or select another independent auditor. PwC and its predecessors have served as our independent auditor since 1992. Your Board recommends a vote FOR approval of Proposal 3. Proposal 3: Ratification of PwC as Independent Auditor for 2025 We are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP (PwC) as the independent auditor of our consol-idated financial statements and our internal control over financial reporting for 2025. EXPERIENCE AND EFFICIENCY Higher audit quality PwC has profound knowledge of our operations and businesses, accounting policies and practices, and internal control over financial reporting. 30+ years of experience with the Company Efficient fee structure PwC’s aggregate fees are competitive with peer companies, in part due to PwC’s familiarity with our business. INDEPENDENCE CONTROLS Thorough Audit Committee oversight The Committee’s oversight includes private meetings with PwC, a comprehensive annual evaluation, and a committee-directed process for selecting the lead partner. 8x+ meetings in 2024 between Committee Chair and PwC 8x+ Committee meetings in 2024, including private sessions with PwC Rigorous limits on non-audit services The Company requires Audit Committee pre-approval of non-audit services, prohibits certain types of non-audit services, and requires that PwC be engaged only when it is best suited for the job. Strong internal PwC independence process PwC conducts periodic internal quality reviews of its audit work, staffs the Company’s audit with a large number of partners and rotates lead partners every 5 years.

Audit Matters 67 Engagement of Independent Auditor The Audit Committee, which is responsible for overseeing our independent registered public accounting firm, annually reviews PwC’s independence and performance in deciding whether to retain PwC or a different independent auditor. In conducting its reviews the Committee considers, among other things: Based on this evaluation, the Audit Committee believes that PwC is independent and that it is in the best interests of the Company and our shareholders to retain PwC as our independent auditor for 2025. • PwC’s historical performance • PwC’s capabilities and expertise • PCAOB reports and external performance data • Legal and regulatory risk analysis • Appropriateness of fees • Benefits and risks associated with PwC’s tenure 2024 2023 Audit fees(a) $ 6,070,000 $ 3,500,000 Audit-related fees(b) – 540,000 Tax fees(c) 530,000 1,122,000 All other fees(d) 2,000 117,000 TOTAL $ 6,602,000 $ 5,279,000 (a) Fees were for audits and interim reviews, as well as the preparation of comfort letters and consents, and assistance with and review of documents filed with the SEC. (b) Fees were related to assurance and related services for subsidiary audits and a system pre-implementation assessment in 2023. (c) Fees were related to professional services rendered for tax compliance and tax consulting services. (d) Fees were related to services rendered for software licenses in 2023 and 2024 and a climate reporting readiness assessment in 2023. PwC’s Fees and Services How We Control and Monitor Non-Audit Services Provided by PwC The Audit Committee retained PwC (along with other accounting firms) to provide certain non-audit services in 2024. In support of PwC's objectivity and independence, we have established certain policies and processes restricting the non-audit services PwC can provide. The Audit Committee pre-approves the use of PwC for specific types of services and sets a specific annual limit on the amount of non-audit services that the Company can obtain from PwC. The Committee also requires management to obtain pre-approval for any engagement over $1 million or for types of services not previously approved. We Restrict Hiring of PwC Employees To avoid potential conflicts of interest, the Audit Committee restricts hiring of any PwC partner or other professional responsible for providing assurance on any aspect of PwC’s review or audit of our financial statements. Rotation of Key Audit Partners and Audit Firms Audit Committee oversees selection of new lead audit engagement partner every 5 years. The Audit Committee requires key PwC partners assigned to our audit to be rotated at least every 5 years. The Committee oversees the selection process for each new lead partner and provides input on Company’s priorities, considers candidate qualifications and interviews potential candidates. Consideration of audit firm rotation. To help ensure continuing auditor independence, the Committee also periodically considers whether there should be a regular rotation of the independent auditor.

68 Expand Energy 2025 Proxy Statement Securities Ownership of Officers and Directors The following table includes the number of shares of our stock beneficially owned by each of our directors, director nominees and NEOs, as well as by all of our directors, director nominees and NEOs as a group. Unless otherwise indicated, the information is given as of April 7, 2025, and, to the best of Expand Energy’s knowledge, the named individuals have sole or shared voting and/or investment power with respect to such shares. Section 16(a) Beneficial Ownership Reporting Compliance Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of ownership and subsequent changes with the SEC. Based solely upon a review of filings with the SEC for the year ended December 31, 2024 and written representations of our officers and directors we believe that all Section 16(a) reports were filed on a timely basis. Share Ownership For information on our stock ownership guidelines for directors and officers, please see our “Stock Ownership Guidelines” discussion beginning on page 53. COMMON STOCK Beneficial Owner Number of Shares Share Equivalents(a) Total Percent of Outstanding NEOS Domenic J. (“Nick”) Dell’Osso, Jr. 124,864 – 124,864 * Mohit Singh 44,114 – 44,414 * Joshua J. Viets 41,897 – 41,897 * Chris Lacy 19,816 – 19,816 * Benjamin E. Russ 19,384 – 19,384 * DIRECTORS Timothy S. Duncan 7,156 7,625 14,781 * Benjamin C. Duster, IV – 13,797 13,797 * Sarah A. Emerson – 13,797 13,797 * Matthew M. Gallagher – 15,113 15,113 * John D. Gass 9,433 22,865 32,298 * S. P. “Chip” Johnson, IV 15,760 – 15,760 * Catherine A. Kehr 5,200 – 5,200 * Shameek Konar 5,907 – 5,907 * Brian Steck 2,842 12,550 15,392 * Michael A. Wichterich 40,671 20,814 61,485 * (a) Includes RSU awards that: (i) are scheduled to vest within 60 days of April 7, 2025; or (ii) for directors, have vested, but have been contributed to a deferred compensation plan at the election of the director. * Less than 1%

Holdings of Major Shareholders

The following table contains information regarding the persons we know to be the beneficial owners of more than 5% of our issued and outstanding common stock as of the reporting dates specified below.

	COMMON STOCK	
Beneficial Owner	**Number of Shares**	**Percent of Class**
Vanguard Group Inc. 100 Vanguard Boulevard, Malvern, PA 19355	26,702,490 [a]	11.22% [d]
BlackRock, Inc. 50 Hudson Yards, New York, NY 10001	17,593,303 [b]	7.39% [d]
T. Rowe Price Investment Management, Inc. 101 E. Pratt Street, Baltimore, MD 21201	14,137,954 [c]	5.94% [d]

(a) This information is as of March 31, 2025, as reported in a Schedule 13G filed on April 7, 2025 by Vanguard Group Inc. The Schedule 13G reports aggregate beneficial ownership of 26,702,490 shares, including: (i) shared power to vote or to direct the vote of 248,626 shares; (ii) sole power to dispose or direct the disposition of 25,690,604 shares; and (iii) shared power to dispose or direct disposition of 1,011,886 shares.

(b) This information is as of March 31, 2025, as reported in a Schedule 13G filed on April 17, 2025 by BlackRock, Inc. The Schedule 13G reports aggregate beneficial ownership of 17,593,303 shares, including: (i) sole power to vote or to direct the vote of 16,515,231 shares; and (ii) sole power to dispose or direct the disposition of 17,593,303 shares.

(c) This information is as of December 31, 2024, as reported in a Schedule 13G filed on February 14, 2025 by T. Rowe Price Associates Inc. The Schedule 13G reports aggregate beneficial ownership of 14,141,807 shares, including: (i) sole power to vote or to direct the vote of 13,928,474 shares; and (ii) sole power to dispose or direct the disposition of 14,141,807 shares.

(d) Percent of Class calculated based on the number of Company shares outstanding as of April 7, 2025.

Equity Compensation Plans

Our 2021 Long Term Incentive Plan authorizes the issuance of up to 6,880,000 shares of the Company's common stock, including 80,000 shares assumed in the Company's 2021 acquisition of Vine Energy Inc. The following table contains information, as of December 31, 2024, about our equity securities that may be issued under equity compensation plans:

Plan Category	**Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)**	**Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)($)**	**Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)**
Equity compensation plans approved by security holders[1]	1,485,857 [2][3]	–	4,225,981 [4]
Equity compensation plans not approved by security holders	–	–	–
TOTAL	**1,485,857**	–	**4,225,981**

(1) The Company obtained approval at the 2024 Annual Meeting of Shareholders to extend the expiration of the 2021 LTIP to June 6, 2034.

(2) Includes 1,294,925 shares issuable upon vesting of RSUs and PSUs outstanding as of December 31, 2024, assuming each unvested PSU vests at the 100% target level. The Company has not issued any stock options.

(3) Includes 62,617 and 128,315 issuable upon vesting of RSUs outstanding as of December 31, 2024 under Southwestern's 2013 and 2022 Incentive Plans, respectively. These awards were assumed by the Company in connection with the Merger.

(4) Consists of shares that remained available for issuance under the 2021 LTIP as of December 31, 2024. The 2021 LTIP prohibits the reuse of shares withheld or delivered to satisfy tax withholding requirements.

Share Ownership ❯ 69

70 Expand Energy 2025 Proxy Statement Shareholder Matters Submitting Proposals for the 2026 Annual Meeting The following table describes the requirements for shareholders who wish to submit proposals or director nominations for next year’s annual meeting. We encourage shareholders to consult SEC Rule 14a-8 or our Bylaws, as applicable, to see all applicable requirements. Proposals for inclusion in 2026 proxy Director nominees for inclusion in 2026 proxy (proxy access) Other proposals/nominees to be presented at 2026 meeting(b) Shareholder proposals: To be included in our Proxy Statement shareholder proposals must satisfy the requirements of SEC Rule 14a-8 A shareholder (or a group of shareholders) owning at least 3% of Expand Energy stock for at least 3 years may submit director nominees (up to 25% of the Board) for inclusion in our Proxy Statement by satisfying the requirements specified in Section 1.11(f) of our Bylaws(a) Shareholders may present proposals or shareholder nominations directly at the annual meeting (and not for inclusion in our Proxy Statement) by satisfying the requirements specified in Section 1.11(b) of our Bylaws(a) Deadline – When proposal must be received by Expand Energy: No later than close of business on December 26, 2025 Between the close of business on February 5, 2026 and the close of business on March 7, 2026 What to include: The information required by SEC Rule 14a-8 The information required by our Bylaws(a) Send to: By mail: Chris Lacy, Executive Vice President, General Counsel and Corporate Secretary, Expand Energy Corporation, P.O. Box 18496, Oklahoma City, Oklahoma 73154 By email: shareholder.proposals@expandenergy.com (a) Our Bylaws are available at www.sec.gov/Archives/edgar/data/895126/000110465924104976/tm2425151d1_ex3-2.htm. (b) In addition to satisfying the requirements set forth in our Bylaws, in order to comply with the universal proxy rules, shareholders who wish to solicit proxies in sup-port of director nominees other than the Company’s nominees must provide notice containing the information required by Rule 14a-19 under the Exchange Act. The Chairman of the meeting may disregard any director nomination or refuse to allow consideration of a shareholder proposal if not made in compliance with our Bylaws or applicable SEC rules. Stakeholder Engagement and Corporate Responsibility Expand Energy is on a mission to deliver affordable, reliable, and lower carbon energy to markets in need. In doing so, we are dedicated to remaining a trusted and engaged partner in the communities where we live and work, empowered by our commitment to continu-ous improvement, innovation, integrity, and environmental stewardship in our operations. Through active community engagement and transparent dialogue with our shareholders regarding our operations, we strive to create sustainable value for all of our stakeholders.

Appendix 71 Forward-Looking Statements This Proxy Statement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include certain projections, expectations or forecasts of future events, including matters relating to our merger with Southwestern Energy Company, capital returns framework, strategy, ability to pay cash dividends and performance goals. Forward-looking and other statements in this presentation regarding our environmental, social and other sustainability plans and goals are not an indication that these statements are material to investors or required to be disclosed in SEC filings. Forward-looking statements often address our expected future business, financial performance and financial condition, and often contain words such as “aim,” “predict,” “should,” “expect,” “could,” “may,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “guidance,” “outlook,” “opportunity” or “strategy.” The absence of such words or expressions does not necessar-ily mean the statements are not forward-looking. Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. Factors that could cause actual results to differ materially from expected results are described under Risk Factors and other sections of our most recent Annual Report on Form 10-K and in other filings with the SEC. APPENDIX — Reconciliation of Non-GAAP Financial Measures We report our financial results in accordance with accounting principles generally accepted in the United States of America (GAAP). However, management believes certain non-GAAP performance measures may provide financial statement users with additional meaningful compari-sons between current results, the results of its peers and of prior periods. These non-GAAP financial measures include Adjusted EBITDAX and Free Cash Flow. A reconciliation of each financial measure to its most directly comparable GAAP financial measure is included in the tables on the following pages. Management believes these adjusted financial measures are a meaningful adjunct to earnings and cash flows calculated in accordance with GAAP because (a) management uses these financial measures to evaluate the Company’s trends and performance, (b) these financial measures are comparable to estimates provided by securities analysts, and (c) items excluded generally are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes infor-mation regarding these types of items. Expand Energy’s definitions of each non-GAAP measure presented herein are provided below. Because not all companies or securities analysts use identical calculations, Expand Energy’s non-GAAP measures may not be comparable to similarly titled measures of other companies or securities analysts. Adjusted EBITDAX Adjusted EBITDAX is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation, depletion and amortization expense, exploration expense, unrealized (gains) losses on natural gas and oil derivatives, (gains) losses on sales of assets, and certain items management believes affect the comparability of operating results. Adjusted EBITDAX is presented as it provides investors an indication of the Company’s ability to internally fund exploration and development activities and service or incur debt. Adjusted EBITDAX should not be considered an alternative to, or more meaningful than, net income (loss) as presented in accordance with GAAP.

72 Expand Energy 2025 Proxy Statement Free Cash Flow Free Cash Flow is defined as net cash provided by (used in) operating activities less cash capital expenditures. Free Cash Flow is a liquidity measure that provides investors additional information regarding the Company’s ability to service or incur debt and return cash to shareholders. Free Cash Flow should not be considered an alternative to, or more meaningful than, net cash provided by (used in) operating activities, or any other measure of liquidity presented in accordance with GAAP. Reconciliation of Net Loss to Adjusted EBITDAX (Unaudited) ($ in millions) Three Months Ended December 31, 2024 Net loss (GAAP) $ (399) Adjustments: Interest expense 64 Income tax benefit (22) Depreciation, depletion and amortization 647 Exploration 3 Unrealized losses on natural gas and oil derivatives 490 Gains on sales of assets (2) Other operating expense, net(a) 267 Gains on purchases, exchanges or extinguishments of debt (1) Contract amortization (57) Other (26) Adjusted EBITDAX (non-GAAP) $ 964 (a) The three-month period ended December 31, 2024 includes an adjustment for costs incurred related to the Merger. Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow (Unaudited) Successor Predecessor ($ in millions) Year Ended December 31, 2024 Year Ended December 31, 2023 Year Ended December 31, 2022 Period from February 10, 2021 through December 31, 2021 Period from January 1, 2021 through February 9, 2021 Year Ended December 31, 2020 Net cash provided by (used in) operating activities (GAAP) $ 1,565 $ 2,380 $ 4,125 $ 1,809 $ (21) $ 1,164 Cash capital expenditures (1,557) (1,829) (1,823) (669) (66) (1,142) Free cash flow (non-GAAP) $ 8 $ 551 $ 2,302 $ 1,140 $ (87) $ 22

Expand Energy Corporation (Nasdaq: EXE) is the largest natural gas producer in the United States, powered by dedicated and innovative employees focused on disrupting the industry’s traditional cost and market delivery model. We are committed to expanding America's energy reach and creating a more affordable, reliable and lower carbon future for energy consumers. Our mission fuels everything we do, driving us to create sustainable value for our stakeholders. By leveraging our scale, financial strength and operational execution, we are expanding with purpose. SUSTAINABILITY REPORT We believe in a future where responsible energy production supports global climate ambitions and meets the needs of worldwide energy demand. With our diverse natural gas portfolio, we’re answering the call for affordable, reliable, lower carbon energy. We discuss these topics and more in our annual sustainability and climate reports and encourage your accountability as we report on our sustainability performance and progress. expandenergy.com/sustainability NEWS & STORIES From regional newsletters and press releases to sustainability-related write-ups, our News & Stories website section is a hub for company communications. In addition to business news, we provide updates on the employees, initiatives and programs that support the Company’s success. expandenergy.com/news-stories COMMUNICATE WITH THE COMPANY Board of Directors 866-291-3401 (Director Access Line) TalktoBoD@expandenergy.com Compliance and Ethics 866-291-3401 (Anonymous Helpline) expandethics.com Investor Relations 405-935-8870 ir@expandenergy.com Owner Relations 877-245-1427 contact@expandenergy.com 2024 ANNUAL REPORT expandenergy.com/investors/ company-reports/annual-reports/ 2025 ANNUAL MEETING WEBSITE AND 2025 ONLINE PROXY STATEMENT investors.expandenergy.com/events-presentations/ annual-meeting-proxy

6100 NORTH WESTERN AVENUE OKLAHOMA CITY, OK 73118 EXPANDENERGY.COM

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EXPAND ENERGY CORPORATION

The Board of Directors recommends a vote FOR the election of all director nominees.

1. Election of Directors	For	Against	Abstain
1a. Domenic J. Dell'Osso, Jr.	☐	☐	☐
1b. Timothy S. Duncan	☐	☐	☐
1c. Benjamin C. Duster, IV	☐	☐	☐
1d. Sarah A. Emerson	☐	☐	☐
1e. Matthew M. Gallagher	☐	☐	☐
1f. John D. Gass	☐	☐	☐
1g. S.P. "Chip" Johnson IV	☐	☐	☐
1h. Catherine A. Kehr	☐	☐	☐
1i. Shameek Konar	☐	☐	☐
1j. Brian Steck	☐	☐	☐
1k. Michael A. Wichterich	☐	☐	☐

Company Proposals - The Board of Directors recommends a vote FOR Proposals 2 and 3.	For	Against	Abstain
2. To approve on an advisory basis our named executive officer compensation for 2024.	☐	☐	☐
3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.	☐	☐	☐

Other Matters

4. In its discretion, upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

IMPORTANT: Please date this proxy and sign exactly as your name appears above. If stock is held jointly, the signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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V61436-P24633 Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE. PROXY EXPAND ENERGY CORPORATION Annual Meeting of Shareholders THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS June 5, 2025 10:00 A.M. Central Time The undersigned hereby appoints Michael A. Wichterich, Domenic J. Dell’Osso, Jr. and Chris Lacy, or any of them, as proxies with full power of substitution, to represent and vote all shares of Common Stock of Expand Energy Corporation (the “Company”) that the undersigned would be entitled to vote, if personally present, at the Company’s Annual Meeting of Shareholders to be held on Thursday, June 5, 2025, at 10:00 a.m., Central Time, and at any adjournment or postponement thereof, as stated on the reverse side, and upon such other matters as may properly come before the meeting, hereby revoking any proxy heretofore given. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.